Exhibit 10.6

SK

MULTI-TENANT INDUSTRIAL TRIPLE NET LEASE

Effective Date: ~~April __, 2019~~ May 3, 2019
BASIC LEASE INFORMATION

Landlord:	ICON OWNER POOL 1 TEXAS, LLC, a Delaware limited liability company
Landlord's Address For Notice:	c/o GLP US Management LLC Two North Riverside Plaza, Suite 2350 Chicago, IL 60606 Attn: Lease Administration
With a Copy To:	c/o GLP US Management LLC 2808 Longhorn Boulevard, Suite 308 Austin, TX 78758 Attn: Regional Director
Landlord's Address For Payment of Rent:	ACH / EFT Payments: Bank Name: Wells Fargo Bank City/State: San Francisco, CA ABA #: 121000248 Account #: 4155756232 Account Name: Icon Owner Pool 1 Texas, LLC
Tenant:	NUZEE, INC., a Nevada corporation (SEC Commission File No. 333-176684, OTC ticker "NUZE")
Tenant's Address For Notice and Tenant's Representative:	2865 Scott Street, Suite 107 Vista, CA 92081 Attn: Shanoop Kothari Telephone: 713.530.7688 Email: shanoop@coffeeblenders.com
Project:	1700 Capital
Land:	The parcel(s) of land upon which the Building and improvements are located and which comprise the property.
Building:	An industrial building located on the Land and containing approximately 50,270 rentable square feet, generally depicted in attached Exhibit A.
Premises:	Approximately 16,603 rentable square feet located within the Building and such other areas as generally shown in Exhibit A.
Premises Address: Street: City and State:	 1700 Capital Avenue, Suite 100 Plano, TX 75074
Commencement Date:	June 1, 2019
Term:	A period of approximately sixty-one (61) months beginning on the Commencement Date and ending on the last day of the 61st full calendar month after the Commencement Date.

Base Rent:

From:	To:	Base Rent (per month)
June 1, 2019	June 30, 2020	$9,615.90***
July 1, 2020	June 30, 2021	$9,904.38
July 1, 2021	June 30, 2022	$10,201.51
July 1, 2022	June 30, 2023	$10,507.56
July 1, 2023	June 30, 2024	$10,822.78

***See Section 3.1.2 for Base Rent Abatement

Initial Estimated Operating Expenses and Real Property Taxes (subject to adjustment in accordance with the terms of the Lease):

Item:	Estimate (per month):
Real Property Taxes	$2,269.08
Insurance	$69.17
Other Expenses	$1,010.02
TOTAL	$3,348.27

Tenant's Share:	Building: 33.03% Project: 16.51%
Security Deposit:	$50,000.00, subject to reduction as set forth in Section 3.2 of the Lease.
Tenant's Broker:	Sperry Commercial
Permitted Uses:	Receiving, storing, shipping and non-retail selling of products, materials and merchandise made and/or distributed by Tenant, and for such other lawful purposes as may be incidental thereto, subject to Section 1.2 below.

ADDENDA

1. Renewal Option
2. Cap on Controllable Operating Expenses
3. Cap on HVAC Repair/Replacement Costs
4. Early Access

EXHIBITS

A. Site Plan/Premises Depiction
B. Work Letter
C. Prohibited Uses
D. Rules and Regulations
E. Minimum HVAC System Service Contract Requirements
F. Requirements for Improvements or Alterations by Tenant
G. Estoppel Certificate
H. Move-Out Conditions

The Basic Lease Information set forth above and the Addenda, Exhibits and Schedules attached hereto are incorporated into and made a part of the following lease (the "Lease"). Each reference in this Lease to any of the Basic Lease Information shall mean the respective information above. In the event of any conflict between the Basic Lease Information and the provisions of the Lease, the provisions of the Lease shall control.

LANDLORD (RDK) initial AND TENANT (SK) initial AGREE.

1. PREMISES/USE

1.1 Premises. Subject to the terms and conditions of this Lease, Landlord hereby leases to Tenant the Premises. Tenant has determined that the Premises are acceptable for Tenant's use and Tenant acknowledges that, except as may be expressly set forth in the Work Letter attached hereto as Exhibit B (the "Work Letter"), if any, neither Landlord nor any broker or agent has made any representations or warranties in connection with the physical condition of the Premises or their fitness for Tenant's use upon which Tenant has relied directly or indirectly for any purpose. By taking possession of the Premises, Tenant accepts the Premises "AS-IS" and waives all claims of defect in the Premises, except as may be expressly set forth in the Work Letter. Tenant hereby acknowledges that the area of the Premises and the Building set forth in the Basic Lease Information is approximate only, and Tenant accepts and agrees to be bound by such figure for all purposes in this Lease. Landlord has made no representation or warranty as to the suitability of the Premises for the conduct of Tenant's business, and Tenant waives any implied warranty that the Premises are suitable for Tenant's intended purposes. Notwithstanding the foregoing, Landlord covenants to deliver, as of the Commencement Date, the HVAC System (as hereinafter defined) which exclusively service the Premises in good working order.

1.2 Use. The Premises may be used only for the Permitted Uses and for no other use, including, without limitation, light manufacturing, without Landlord's prior written consent. In no event shall the Premises be used for any of the prohibited uses set forth on Exhibit C attached hereto. Tenant shall use the Premises in compliance with and subject to all applicable laws, statutes, codes, ordinances, orders, rules, regulations, conditions of approval and requirements of all federal, state, county, municipal and governmental authorities and all administrative or judicial orders or decrees and all permits, licenses, approvals and other entitlements issued by governmental entities, and rules of common law, relating to or affecting the Project, the Premises or the Building or the use or operation thereof, whether now existing or hereafter enacted, including, without limitation, the Americans with Disabilities Act of 1990, 42 USC 12111 et seq. (the "ADA"), as any of the foregoing may be amended from time to time, all Environmental Laws (as defined in Section 12.1), and any covenants, conditions and restrictions encumbering the Land and/or the Project ("CC&Rs") or any supplement thereto recorded in any official or public records with respect to the Project or any portion thereof ("Applicable Laws"). Tenant shall be responsible for obtaining any permit, business license, or other permits or licenses required by any governmental agency permitting Tenant's use or occupancy of the Premises. Because compliance with the ADA is dependent upon Tenant's specific use of the Premises, Landlord makes no warranty or representation as to whether or not the Premises comply with ADA or any similar legislation and, notwithstanding anything to the contrary contained herein, Landlord shall have no obligation to bring the Premises into compliance with ADA, nor any obligation with respect to the Common Areas. In the event that Tenant's use of the Premises requires modifications or additions to the Premises or the Common Areas in order to be in ADA compliance, Tenant agrees to make any such necessary modifications and/or additions at its sole cost and expense and in accordance with the terms of Section 10 herein. Tenant shall comply with the rules and regulations attached hereto as Exhibit D, together with such additional rules and regulations as Landlord may from time to time prescribe ("Rules and Regulations"). Landlord shall not be responsible or liable to Tenant for the non-performance of any other tenant or occupant of the Building or Project of any such Rules and Regulations or for any interference or disturbance of Tenant by such other tenant or occupant. Tenant shall not commit waste, overload the floors or structure of the Building, subject the Premises, the Building, the Common Area or the Project to any use which would damage the same or increase the risk of loss, violate, or invalidate any insurance coverage, permit any unreasonable odors, smoke, dust, gas, substances, noise or vibrations to emanate from the Premises, take any action which would constitute a nuisance or would disturb, obstruct or endanger any other tenants, take any action which would abrogate any warranties, or use or allow the Premises to be used for any unlawful purpose.

2. TERM. The Term of this Lease shall commence on the Commencement Date and this Lease shall continue in full force and effect for the period of time specified as the Term provided that if the last day of the Term would not otherwise be the last day of a calendar month, then the Term shall be extended to the last day of the calendar month.

3. RENT

3.1 Rent.

3.1.1 Terms of Payment. Tenant shall pay to Landlord, at Landlord's Address for Payment of Rent designated in the Basic Lease Information (or such other address provided by Landlord from time to time), or as otherwise directed by Landlord, the Base Rent, Operating Expenses (as defined in Section 6.2) and Real Property Taxes (as defined in Section 5.1), without notice, demand, offset or deduction, in advance, on the first day of each calendar month. All payments required to be paid by Tenant to Landlord shall be made in federal funds by electronic fund transfer (EFT) or Automated Clearing House (ACH) (or to such other party or at such location as Landlord may otherwise from time to time specify in writing) before 11:00 a.m. Eastern Time. Upon the execution of this Lease, Tenant shall pay to Landlord the second (2nd) full calendar month of Base Rent, the Security Deposit, and the first (1st) monthly installment of Estimated Expenses (as defined in Section 7.1). If the Term commences (or ends) on a date other than the first (or last) day of a month, Base Rent shall be prorated on the basis of a thirty (30) day month. All sums other than Base Rent which Tenant is obligated to pay under this Lease shall be deemed to be additional rent due hereunder ("Additional Rent"), whether or not such sums are designated Additional Rent and, together with the Base Rent, shall be due and payable to Landlord commencing on the Commencement Date. The term "Rent" means the Base Rent and all Additional Rent payable hereunder. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any rent due hereunder except as may be expressly provided in this Lease. If any monthly installment of Base Rent, Estimated Expenses or other sum due and payable under this Lease remains unpaid for more than ten (10) days beyond the date when due, Tenant shall pay to Landlord on demand a late charge equal to ten percent (10%) of such delinquent sum, and such delinquent sum shall also bear interest from the date such amount was due until paid in full at the lesser of (i) fifteen percent (15%) per annum; or (ii) the maximum rate permitted by law ("Applicable Interest Rate"). The provision for such late charge shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as a penalty.

3.1.2 Rent Abatement. Tenant's obligation to pay Base Rent shall be conditionally abated during the period from June 1, 2019 through June 30, 2019 of the Term (the "Base Rent Abatement Period"). Such abatement shall apply to Base Rent only and shall not apply to any other sums payable under this Lease including, without limitation Operating Expenses and Real Property Taxes.

3.2 Security Deposit. Upon the execution of this Lease, Tenant shall pay to Landlord the Security Deposit. The Security Deposit shall be held by Landlord as security for the full and faithful performance of each provision of this Lease to be performed by Tenant. The Security Deposit is not an advance rental deposit or a measure of Landlord's damages in case of Tenant's default. Upon each occurrence of an Event of Default (as defined in Section 15.1), Landlord may use all or part of the Security Deposit to pay delinquent payments due under this Lease, and the cost of any damage, injury, expense or liability caused by such Event of Default, without prejudice to any other remedy provided herein or provided by law. If any portion is so used, Tenant shall pay Landlord on demand the amount that will restore the Security Deposit to its original amount. Except as required by Applicable Law, Tenant shall not be entitled to any interest on the Security Deposit and Landlord is not required to keep the Security Deposit separate from Landlord's own funds. The Security Deposit shall be the property of Landlord, but any remaining balance thereof shall be paid to Tenant within 30 days after Tenant's obligations under this Lease have been completely fulfilled. Landlord shall be released from any obligation with respect to the Security Deposit upon transfer of this Lease and the Premises to a person or entity assuming Landlord's obligations under this Section 3.2. Tenant hereby agrees not to look to any mortgagee for accountability for the Security Deposit, unless said sums have actually been received by such mortgagee as security for Tenant's performance of this Lease. **TENANT HEREBY EXPRESSLY WAIVES THE REQUIREMENTS AND APPLICABILITY OF SECTIONS 93.005 - 93.011 OF THE TEXAS PROPERTY CODE**, and agrees that the treatment of the Security Deposit shall be governed by this Section 3.2. Notwithstanding the foregoing, Landlord agrees to reduce the Security Deposit by $25,000.00 on November 1, 2020; provided, however, that in such instance no Event of Default has occurred, exists, or would exist but for the passage of time or the giving of notice, or both, on or prior to the date that such reduction is scheduled to occur. The amount of any such reduction in the Security Deposit shall be delivered by Landlord to Tenant, and upon such delivery, Tenant hereby acknowledges and agrees that Landlord shall be released from any and all obligations with respect to the reduced portion of the Security Deposit.

4. UTILITIES. Tenant shall be responsible for and pay when due all charges for heat, water, gas, electricity, telephone, internet, telecommunications, and any other utilities used on or provided to the Premises, along with any taxes, penalties, and surcharges related thereto and any maintenance and facility charges in connection with the

provisions of such utilities. Landlord shall not be liable to Tenant for interruption in or curtailment of any utility service, nor shall any such interruption or curtailment constitute constructive eviction or grounds for rental abatement. In the event the Premises is not separately metered, Tenant shall have the option, subject to Landlord's prior written consent and the terms of this Lease, to cause the Premises to be separately metered at Tenant's sole cost and expense. If Tenant does not elect to cause the Premises to be separately metered, Tenant shall pay, upon demand, a reasonable proration of utilities, as determined by Landlord. For the avoidance of doubt, as of the date hereof, water and sewer charges are included in Operating Expenses and the Premises is separately metered for gas and electricity.

5. <u>TAXES.</u>

5.1 <u>Real Property Taxes</u>. Tenant shall pay to Landlord Tenant's Share of all taxes, assessments, supplementary taxes, possessory interest taxes, levies, fees, exactions or charges and other governmental charges, together with any interest, charges, fees, and penalties in connection therewith, which are assessed, levied, charged, conferred or imposed by any public authority upon the Land, the Building, or any other improvements, fixtures, equipment, or other property located at or on the Land (collectively, "Real Property Taxes") for each full or partial calendar year during the Term in accordance with the terms and provisions of Sections 6 and 7 below. Notwithstanding the foregoing, Tenant shall not be responsible for any interest, charges, fees, or penalties imposed by reason of Landlord's failure to timely pay Real Property Taxes, except to the extent such interest, charges, fees, or penalties are caused by Tenant, its agents, or employees. Landlord may, but is not obligated to, contest by appropriate legal proceedings the amount, validity, or application of any Real Property Taxes or liens thereof. If, as a result of contesting any Real Property Taxes, Landlord receives a refund thereof and such refund is attributable to any period during the Term, then, following deduction of Landlord's expenses relating to such contest, such refund shall be subject to Adjustment in accordance with the terms and provisions of Section 7.2 below. All capital levies or other taxes assessed or imposed on Landlord upon the rents payable to Landlord under this Lease and any franchise tax, any excise, use, margin, transaction, sales or privilege tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents from the Premises and/or the Project or any portion thereof shall be paid by Tenant to Landlord in advance on a monthly basis in estimated installments or upon demand, at the option of Landlord, as additional rent; provided, however, in no event shall Tenant be liable for any net income taxes imposed on Landlord unless such net income taxes are in substitution for any Real Property Taxes payable hereunder.

5.2 <u>Tenant's Property Taxes</u>. Prior to delinquency, Tenant shall pay all taxes and assessments, together with any interest, charges, fees, and penalties in connection therewith, levied upon trade fixtures, alterations, additions, improvements, inventories, equipment, and other personal property located at, or installed at or on, the Premises by Tenant (the "Tenant's Property Taxes"). Tenant shall, promptly upon payment thereof, provide Landlord with copies of receipts for payment of all Tenant's Property Taxes. To the extent any such taxes are not separately assessed or billed to Tenant, Tenant shall pay to Landlord, on demand, the amount thereof as invoiced by Landlord.

5.3 <u>Waiver of Right to Protest.</u> **TENANT HEREBY WAIVES ANY AND ALL RIGHTS UNDER SECTION 41.413 AND 42.015 OF THE TEXAS TAX CODE GRANTING TO TENANT THE RIGHT TO CONTEST APPRAISED VALUES, OR TO RECEIVE NOTICE OF REAPPRAISED VALUES, ON ALL OR ANY PORTION OF THE PROJECT IRRESPECTIVE OF WHETHER LANDLORD HAS ELECTED TO CONTEST SAME**. To the extent such waiver is prohibited by applicable law, Tenant hereby appoints Landlord as Tenant's attorney in fact, coupled with an interest, to appear and take all actions on behalf of Tenant which Tenant may have under said Section of the Texas Tax Code with respect to the Project, but not with respect to Tenant's personal property located within the Premises. Tenant hereby waives the provisions of Section 41.413 of the Texas Property Tax Code (or any successor thereto). In the alternative, if Section 41.413 of the Texas Property Tax Code cannot be waived, Tenant agrees not to protest any valuation unless Tenant notifies Landlord in writing of Tenant's intent so to protest and Landlord consents to same. If Tenant files a protest without giving the written notice and obtaining the Landlord's consent required by the preceding sentence, such filing shall be an Event of Default under this Lease without the necessity of any notice from Landlord, notwithstanding anything contained in this Lease to the contrary. Furthermore, if Tenant exercises the right of protest granted by Section 41.413 of the Texas Property Tax Code, either with or without Landlord's consent, Tenant shall be solely responsible for, and shall pay, all costs direct and indirect of such protest incurred by either Tenant or Landlord.

6. OPERATING EXPENSES

6.1 Operating Expenses. Tenant shall pay to Landlord Tenant's Share of Operating Expenses for each full or partial calendar year during the Term, as provided in Section 7 below. It is intended that this Lease be a "triple net lease" and that the Rent to be paid hereunder by Tenant will be received by Landlord without any deduction or offset whatsoever by Tenant, foreseeable or unforeseeable. Except as expressly provided to the contrary in this Lease, Landlord shall not be required to make any expenditure, incur any obligation, or incur any liability of any kind whatsoever in connection with this Lease or the ownership, construction, maintenance, operation or repair of the Premises or the Project. To the extent the Building shares certain items or services with other buildings, including neighboring buildings or other buildings which comprise a complex, Landlord shall reasonably allocate items or services between such buildings and/or users.

6.2 Definition of Operating Expenses. "Operating Expenses" means the total costs and expenses incurred by Landlord in the ownership, operation, maintenance, repair and management of the Building, the Land and/or the Common Area (as defined in Section 18.19), including, but not limited to: (1) repair, replacement, maintenance, utility costs, and landscaping of the Common Area, including, but not limited to, any and all costs of maintenance, repair and replacement of all parking areas (including bumpers, sweeping, striping and slurry coating), common driveways, loading and unloading areas, trash areas, outdoor lighting, sidewalks, walkways, landscaping (including tree trimming), irrigation systems, fences and gates and other costs which are allocable to the Building, the Common Area, and/or the Land; (2) non-structural maintenance and repair (but not replacement) of the roof (and roof membrane), skylights and exterior walls of the Premises (including exterior painting); (3) the costs relating to the insurance maintained by Landlord as described in Section 8.1 below, including, without limitation, Landlord's cost of any deductible or self-insurance retention; (4) maintenance contracts for, and the repair and replacement of, the elevators, if any, and all heating, ventilation and air-conditioning (HVAC) systems, but only to the extent maintained by Landlord or to the extent used in common with other occupants of the Building or otherwise serving any Common Area; (5) maintenance, repair, replacement, monitoring and operation of all mechanical, electrical and plumbing systems, but only to the extent maintained by Landlord or to the extent used in common with other occupants of the Building or otherwise serving any Common Area; (6) maintenance, repair, replacement, monitoring and operation of the fire/life safety and sprinkler system (to the extent Landlord is obligated to do so pursuant to Section 9.2); (7) Common Area landscaping, trash removal, and snow removal; (8) capital improvements made to, or capital assets acquired for, the Building, the Project, or the Land after the Commencement Date that are (a) intended to reduce Operating Expenses, (b) are reasonably necessary for the health and safety of the occupants of the Building, or (c) are required under any governmental law or regulation, in each case which capital costs, or an allocable portion thereof, shall be amortized over the period determined by Landlord, together with interest on the unamortized balance at ten percent (10%); (9) commercially reasonable reserves set aside for maintenance and repair; and (10) any other costs incurred by Landlord related to the Building and/or the Land including, but not limited to, paving, parking areas, roads, driveways, alleys, railroad facilities, heating and ventilation, systems, and other similar items. Operating Expenses shall also include assessments, association fees and all other costs assessed or charged under the CC&Rs, if any, that are attributable to the Land and/or the Building in connection with any property owners or maintenance association or operator. Notwithstanding any provision to the contrary contained in this Lease, Tenant shall pay to Landlord a fee for the management of this Lease, the Premises, the Building and/or the Land including the cost of those services which are customarily performed by a property management services company, whether performed by Landlord or by an affiliate of Landlord or through an outside management company or any combination of the foregoing. Operating Expenses shall not include (i) replacement of or structural repairs to the roof, foundation, or the exterior walls, (ii) repairs to the extent covered by insurance proceeds, or paid by Tenant or other third parties, and actually received by Landlord, (iii) alterations solely attributable to tenants of the Project other than Tenant, (iv) marketing expenses for leasing at the Project, and (v) any cost or expense associated with compliance with any laws, ordinances, rules or regulations regarding any condition existing in the Building or on the Land solely to the extent such condition existed prior to the Commencement Date.

7. ESTIMATED EXPENSES

7.1 Payment. "Estimated Expenses" for any particular year shall mean Landlord's estimate of Operating Expenses and Real Property Taxes for a calendar year. Tenant shall pay Tenant's Share of the Estimated Expenses with installments of Base Rent in monthly installments of one-twelfth (1/12th) thereof on the first day of

each calendar month during such year. If at any time Landlord determines that Operating Expenses and/or Real Property Taxes are projected to vary from the then Estimated Expenses, Landlord may, by notice to Tenant, revise such Estimated Expenses, and Tenant's monthly installments for the remainder of such year shall be adjusted so that by the end of such calendar year Tenant has paid to Landlord Tenant's Share of the revised Estimated Expenses for such year.

7.2 Adjustment. "Operating Expenses and Real Property Taxes Adjustment" (or "Adjustment") shall mean the difference between Tenant's Share of Estimated Expenses, on the one hand, and Tenant's Share of Operating Expenses and Real Property Taxes, collectively, on the other hand, for any calendar year. After the end of each calendar year, Landlord shall deliver to Tenant a statement of Tenant's Share of Operating Expenses and Real Property Taxes for such calendar year, accompanied by a computation of the Adjustment. If Tenant's payments are less than Tenant's Share, then Tenant shall pay the difference within twenty (20) days after receipt of such statement, subject to the provisions of Addendum 2 of the Lease. Tenant's obligation to pay such amount shall survive the expiration or termination of this Lease. If Tenant's payments exceed Tenant's Share, then Landlord shall credit such excess amount to the next due installment(s) of Rent; provided, however, that if Tenant is in default, Landlord may, in addition to the rights set forth in Section 15 herein and at its election, credit such amount to any past due Rent or sums owed to Landlord.

7.3 Determination of Charges. Landlord and Tenant are knowledgeable and experienced in commercial transactions and agree that the provisions set forth in this Lease for determining Rent, Operating Expenses and other charges and amounts payable by Tenant are commercially reasonable and valid even though such methods may not state a precise mathematical formula for determining such charges. **ACCORDINGLY, TENANT HEREBY VOLUNTARILY AND KNOWINGLY WAIVES ALL RIGHTS AND BENEFITS OF TENANT UNDER SECTION 93.012 OF THE TEXAS PROPERTY CODE.**

8. INSURANCE

8.1 Landlord. Landlord shall maintain insurance through individual or blanket policies insuring the Building against fire and extended coverage (including, if Landlord elects, "all risk" or "special cause of loss form" coverage, earthquake/volcanic action, flood and/or surface water insurance) for the full replacement cost of the Building, with deductibles and endorsements of such coverage as selected by Landlord, together with, at Landlord's option, business interruption insurance against loss of Rent in an amount equal to the amount of Rent for a period of at least twelve (12) months commencing on the date of loss. Landlord may also carry such other insurance as Landlord may deem prudent or advisable, including, without limitation, liability insurance in such amounts and on such terms as Landlord shall determine. Tenant shall pay to Landlord, as a portion of the Operating Expenses, the costs of the insurance coverages described herein, including, without limitation, Landlord's cost of any self-insurance deductible or retention.

8.2 Tenant. Tenant shall, at Tenant's expense, obtain and keep in force at all times the following insurance (and any other commercially reasonable form(s) of insurance Landlord may reasonably require from time to time) in the following coverage amounts, which coverage amounts Landlord may reasonably increase from time to time upon reasonable advance written notice to Tenant:

8.2.1 Commercial General Liability Insurance (Occurrence Form). A policy of commercial general liability insurance ("CGL Policy") (occurrence form) having a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) aggregate per location (if Tenant has multiple locations) (and not more than Twenty-Five Thousand Dollars ($25,000) self-insured retention/deductible) and an umbrella liability policy or excess liability policy having a limit of not less than Three Million Dollars ($3,000,000) (which policy shall be in "following form" and shall provide that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance), providing blanket contractual liability for contracts, premises and operations, products/completed operations, and with an "Additional Insured Endorsement". The CGL Policy shall delete the exclusion for operations within fifty (50) feet of a railroad track (railroad protective liability), if applicable. The CGL shall include coverage for liability assumed under this Lease as an "insured contract" for the performance of Tenant's indemnity obligations under this Lease to the extent insurable;

8.2.2 Automobile Liability Insurance. Business automobile liability insurance having a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence and insuring Tenant against liability for claims arising out of ownership, maintenance, or use of any owned, hired or non-owned automobiles;

8.2.3 Workers' Compensation and Employer's Liability Insurance. Workers' compensation insurance having limits not less than those required by applicable statutes, and covering all persons employed by Tenant, including volunteers, in the conduct of its operations on the Premises, together with employer's liability insurance coverage in the amount of at least One Million Dollars ($1,000,000) each accident for bodily injury by accident; One Million Dollars ($1,000,000) each employee for bodily injury by disease; and One Million Dollars ($1,000,000) policy limit for bodily injury by disease;

8.2.4 Property Insurance. "All risk" or "special cause of loss form" property insurance including coverage for vandalism, malicious mischief, sprinkler leakage and, if applicable, boiler and machinery comprehensive form, insuring (1) Tenant's fixtures, furniture, equipment (including electronic data processing equipment, if applicable), merchandise, inventory, and all other personal property and other contents contained within the Premises, including Tenant's Trade Fixtures and Alterations (collectively "Tenant's Property"), and (2) the Alterations (as defined in Section 10.1) (including Leasehold Improvements installed by or for the benefit of Tenant, whether pursuant to this Lease or pursuant to any prior lease or other agreement to which Tenant was a party). Such insurance shall be written on all risk or special cause of loss form for physical loss or damage, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance, and shall include coverage for damage or other loss caused by fire or other peril, including vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year. Landlord shall be designated as a loss payee with respect to Tenant's property insurance on any Tenant-insured improvements.

8.3 General

8.3.1 Insurance Companies. Insurance required to be maintained by Tenant shall be written by companies licensed to do business in the state in which the Premises are located and having a "Financial Strength Rating" of at least "A-; VIII" (or such higher rating as may be required by a lender having a lien on the Premises) as determined by A.M. Best Company.

8.3.2 Certificates of Insurance. Tenant shall deliver to Landlord certificates of insurance for all insurance required to be maintained by Tenant in the form of ACORD 28 (Evidence of Property Insurance) and ACORD 25 (Certificate of Liability Insurance) (or in a form acceptable to Landlord in its sole discretion), no later than seven (7) days after the Effective Date of this Lease (but in any event prior to any entry onto the Premises by Tenant or any employee, agent or contractor of Tenant, if such entry is any earlier than such seven (7)-day period). Tenant shall, prior to expiration of any required coverage, furnish Landlord with certificates of renewal or "binders" thereof. Each policy shall expressly provide that such policies shall not be cancelable except after thirty (30) days prior written notice to the parties named as additional insureds in this Lease (except in the case of cancellation for nonpayment of premium in which case cancellation shall not take effect until at least ten (10) days' notice has been given to Landlord). Acceptance by Landlord of delivery of any certificates of insurance does not constitute approval or agreement by Landlord that the insurance requirements in Section 8.2 have been met, and failure of Landlord to demand such evidence of full compliance with these insurance requirements or failure of Landlord to identify a deficiency from evidence provided will not be construed as a waiver of Tenant's obligation to maintain such insurance. If Tenant fails to maintain any insurance required in this Lease, Tenant shall be liable for all losses and costs suffered or incurred by Landlord (including litigation costs and attorneys' fees and expenses) resulting from said failure.

8.3.3 Additional Insureds; Primary Coverage. Landlord, Landlord's lender, if any, and any property management company of Landlord for the Premises shall be named as additional insureds ("Additional Insureds") under Insurance Services Office ("ISO") endorsement CG 2010 or equivalent under all of the policies required by Sections 8.2.1 and such endorsement shall be included with the certificates to be provided to Landlord pursuant to Section 8.3.2 above. The policies carried or required to be carried by Tenant pursuant to Sections 8.2.1 shall provide for severability of interest and shall be primary as respects the Additional Insureds, and any insurance

maintained by the Additional Insureds shall be excess and non-contributing. Landlord is to be insured as its interests may appear and is to be designated as a loss payee on the insurance required to be maintained by Tenant pursuant to Section 8.2.4.

8.3.4 Limits of Insurance. The limits and types of insurance maintained by Tenant shall not limit Tenant's liability under this Lease, except as expressly provided in Section 8.3.5 below.

8.3.5 Mutual Waiver of Subrogation. Whenever (1) any loss, cost, damage or expense is incurred by either Landlord or Tenant or by anyone claiming by, through or under Landlord or Tenant in connection with the Premises, and (2) such party is covered in whole or in part by property or business interruption insurance (or would have been covered but for such party's failure to maintain the property or business interruption coverage required in this Section 8; or would have been covered but for such party's election to self-insure as expressly permitted hereunder, if applicable) with respect to such loss, cost, damage or expense, then the party so insured (or so required) hereby waives (on its own behalf and on behalf of its insurer) any claims against and releases the party from any liability said other party may have on account of such loss, cost, damage or expense. All insurance which is carried by either party to insure against damage or loss to property shall include provisions denying to each respective insurer rights of subrogation and recovery against the other party.

8.3.6 Notification of Incidents. Tenant shall notify Landlord within twenty-four (24) hours after the occurrence of any accidents or incidents in the Premises, the Building, Common Areas or the Project which could give rise to a claim under any of the insurance policies required under this Section 8.

8.4 Indemnity. Tenant shall indemnify, protect, defend (by counsel acceptable to Landlord) and hold harmless Landlord and all of Landlord's affiliated entities, and each of their respective members, managers, partners, directors, officers, employees, shareholders, investors, investment manager, trustees, lenders, agents, contractors, and representatives, and each of their respective successors and assigns (individually and collectively, "Indemnitees") from and against any and all claims, demands, judgments, settlements, causes of action, damages, penalties, fines, encumbrances, liens, liabilities, taxes, costs, losses, and expenses, including all costs, attorneys' fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon, arising at any time after the execution hereof, during the Term, or after the Term as a result (directly or indirectly) of or in connection with (1) any default in the performance of any obligation on Tenant's part to be performed under the terms of this Lease, or (2) Tenant's use of the Premises, the conduct of Tenant's business or any activity, work or things done, permitted or suffered by Tenant or any Tenant Party (as defined in Section 12.1) in or about the Premises, the Building, the Common Area or other portions of the Project, except to the extent caused by Landlord's gross negligence or willful misconduct. Landlord reserves the right to retain counsel for its defense, in which case Tenant shall be responsible for the costs of such defense. The obligations of Tenant under this Section 8.4 shall survive the termination of this Lease with respect to any claims or liability arising prior to such termination.

8.5 Exemption of Landlord from Liability. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property including, but not limited to, Tenant's Property and all Alterations in, upon or about the Premises, the Building, the Land, the Common Area or other portions of the Project arising from any cause, whether such damage is caused by fire, steam, electricity, gas, water or rain, or from the breakage, leakage or other defects of sprinklers, wires, appliances, ventilation, plumbing, air conditioning or lighting fixtures, or from any other cause, and whether said damage, results from conditions arising upon the Premises, upon other portions of the Building or from other sources or places, and regardless of whether the cause of such damage or the means of repairing the same is inaccessible to Tenant; and Tenant hereby expressly releases Landlord and waives all claims in respect thereof against Landlord; provided, however, subject to Section 8.3.5, the foregoing release and waiver shall not apply to the extent such claims are caused by Landlord's gross negligence or willful misconduct. Further, Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of illness or injury to persons in, upon or about the Premises, the Building, the Land, the Common Area or other portions of the Project arising from any cause; and Tenant hereby expressly releases Landlord and waives all claims in respect thereof against Landlord; provided, however, the foregoing release and waiver shall not apply to the extent such claims are caused by Landlord's gross negligence or willful misconduct. Notwithstanding any provision to the contrary in this Lease, Tenant hereby agrees that Landlord shall not be liable for injury to Tenant's business or any loss of income therefrom under any circumstances. Without limiting the generality of the foregoing, Landlord shall not be liable for any damages arising

from any act, omission, or neglect of any contractor or other tenant, if any, of the Building or the Project or Landlord's failure to enforce the terms of any agreements with parties other than Tenant.

9. REPAIRS AND MAINTENANCE

9.1 Tenant.

9.1.1 Tenant, at Tenant's sole cost and expense, shall keep and maintain all parts of the Premises, including the interior and exterior of the Premises, in good, clean and safe order, condition and repair, including replacement (as necessary), including, without limitation, the following: loading docks, roll up doors and ramps; floors, subfloors and floor coverings; walls and wall coverings (excluding painting of exterior walls); doors, door frames, locks and other locking devices, windows, glass and plate glass; ceilings, skylights, and lighting systems; all plumbing, electrical and mechanical equipment and systems inside or exclusively serving the Premises; all heating, ventilating and air conditioning equipment and systems inside, outside, or exclusively serving the Premises (subject to Landlord's rights described below); all fixtures installed by or for Tenant at the Premises; and wiring, appliances and devices using or containing refrigerants, or otherwise attached to or part of Tenant's trade-fixtures and/or equipment. Without limiting the foregoing, Tenant shall, at Tenant's sole expense, (i) immediately replace all broken glass in the Premises with glass aesthetically satisfactory to Landlord, which glass shall be equal to or in excess of the specification and quality of the original glass, and (ii) repair any area damaged by Tenant or any Tenant Party, including any damage caused by any roof or roof membrane penetration, whether or not such penetration was approved by Landlord. All repairs and replacements by Tenant shall be made and performed: (1) at Tenant's cost and expense and at such time and in such manner as Landlord may designate, (2) by contractors or mechanics approved by Landlord, (3) so that same shall be at least equal in quality, value and utility to the original work or installation, (4) in a manner and using equipment and materials that will not interfere with or impair the operations, use or occupation of the Building or any of the mechanical, electrical, plumbing or other systems in the Building or the Project, and (5) in accordance with the Rules and Regulations and all Applicable Laws.

9.1.2 Tenant shall enter into a regularly scheduled preventive maintenance/service contract ("Service Contract") with a maintenance contractor reasonably acceptable to Landlord for servicing all heating, ventilation, and air conditioning systems and equipment inside, outside, or exclusively serving the Premises (collectively, the "HVAC System"). The Service Contract shall require the maintenance contractor to complete the minimum service requirements set forth on Exhibit E attached hereto. Tenant shall deliver full and complete copies of the Service Contract to Landlord within one hundred twenty (120) days after the Commencement Date. Notwithstanding the foregoing, Landlord may elect to maintain the Service Contract respecting the HVAC System, in which case Tenant shall reimburse Landlord within thirty (30) days after Landlord's demand for the cost of the Service Contract and for any payments due in connection therewith. Tenant, in all cases, shall promptly undertake and complete the repairs and/or replacements recommended by such maintenance contractor during the Term of this Lease.

9.1.3 In the event Tenant fails, in the reasonable judgment of Landlord, to maintain the Premises in accordance with the obligations under this Lease, which failure is not cured within fifteen (15) days following delivery of written notice to Tenant stating the nature of the failure, or in the case of an emergency immediately without prior notice, Landlord shall have the right to enter the Premises and perform such maintenance, repairs or refurbishing at Tenant's sole cost and expense (including a sum for overhead to Landlord equal to ten percent (10%) of the costs of maintenance, repairs or refurbishing). Tenant shall maintain written records of maintenance and repairs, as required by any Applicable Law, and shall use certified technicians to perform such maintenance and repairs, as so required.

9.2 Landlord. Landlord shall, subject to the following limitations, repair damage to structural portions of the roof, foundation and load-bearing portions of walls (excluding wall coverings, painting, glass and doors) of the Building; provided, if such damage is caused by an act or omission of Tenant, or any Tenant Party, then such repairs shall be at Tenant's sole expense. Except as otherwise set forth herein, Landlord may, at Tenant's expense as an Operating Expense as provided in Section 6.2, maintain, repair and replace those portions of the Building, the Land and/or the Building Common Area described in Section 6.2(1) through (10). Landlord shall not be required to make any repair resulting from (1) any alteration or modification to the Building or to mechanical equipment within the Building performed by, for or because of Tenant or to special equipment or systems installed by, for or because of

Tenant, (2) the installation, use or operation of Tenant's property, fixtures and equipment, (3) the moving of Tenant's property in or out of the Building or in and about the Premises, (4) Tenant's use or occupancy of the Premises in violation of this Lease or in the manner not contemplated by the parties at the time of the execution of this Lease, (5) the acts or omissions of Tenant or any Tenant Party, (6) fire and other casualty, except as provided by Section 13 of this Lease, or (7) condemnation, except as provided in Section 14 of this Lease. Landlord shall have no obligation to make repairs under this Section 9.2 until a reasonable time after receipt of written notice from Tenant of the need for such repairs. There shall be no abatement of Rent during the performance of such work. Landlord shall not be liable to Tenant for injury or damage that may result from any defect in the construction or condition of the Premises, or for any damage that may result from interruption of Tenant's use of the Premises during any repairs by Landlord. Tenant waives any right to repair the Premises, the Building, and/or the Common Area at the expense of Landlord under any Applicable Laws.

10. ALTERATIONS

10.1 Trade Fixtures; Alterations. Subject to limitations set forth in this Lease, Tenant may install reasonably necessary trade fixtures, equipment, cabling/wiring, and furniture ("Tenant's Trade Fixtures") in the Premises, provided that all such installations and/or work is done in compliance with Exhibit F and such items are installed and are removable without structural or material damage to the Premises, the Building, and the Common Area. Tenant shall not construct, or allow to be constructed, any alterations, physical additions, improvements, or partitions in, about, or to the Premises ("Alterations") without obtaining the prior written consent of Landlord, which consent shall be conditioned upon Tenant's compliance with the provisions of Exhibit F and any other applicable requirements of Landlord regarding construction of improvements and alterations. If Landlord does not respond to a written request from Tenant made in accordance with Exhibit F within ten (10) Business Days, then Landlord shall be deemed to disapprove such request. In the event Tenant makes any alterations to the Premises that trigger or give rise to a requirement that the Building or the Premises come into compliance with any governmental laws, ordinances, statutes, orders and/or regulations (such as ADA requirements), Tenant shall be fully responsible for complying, at its sole cost and expense, with same. Tenant shall file a notice of completion after completion of such work and provide Landlord with a copy thereof.

10.2 Damage; Removal. Tenant shall repair and be responsible for all damage to the Premises, the Building, the Common Area or the Project caused by the installation or removal of Tenant's Property. Upon the expiration or earlier termination of this Lease, Tenant shall remove any or all Tenant's Property made or installed by, or on behalf of, Tenant and restore the Premises to the condition required pursuant to Section 18.9.2 herein; provided, however, Landlord has the absolute right to require Tenant to retain, preserve, and/or leave in place all or any portion of such Alterations designated by Landlord, in which event such items shall be and become the property of Landlord upon the expiration or earlier termination of this Lease. Should Tenant make any Alterations without the prior written approval of Landlord, Landlord may require that Tenant remove any or all of such Alterations and repair any damage to the Premises, the Building, the Common Area or the Project resulting from the installation and/or removal of such Alterations at any time and from time to time. All such removals and restoration shall be accomplished in a good and workmanlike manner and so as not to cause any damage to the Premises, the Building, the Common Area or the Project whatsoever.

10.3 Liens. Tenant shall not do any act which shall in any way encumber the title of Landlord in and to the Premises, the Building, the Land, and or the Project. Tenant shall promptly pay and discharge all invoices and claims for labor performed, supplies furnished and services rendered for or at the request of Tenant and shall keep the Premises free of all mechanics', materialmen's, or other similar liens in connection therewith. Tenant shall provide at least ten (10) days prior written notice to Landlord before any labor is performed, supplies furnished or services rendered on or at the Premises and Landlord shall have the right to post on the Premises notices of non-responsibility. If any lien is filed, Tenant shall cause such lien to be released and removed within fifteen (15) days after the date of filing, and if Tenant fails to do so, Landlord may take such action as may be necessary to remove such lien and Tenant shall promptly pay Landlord such amounts expended by Landlord in connection therewith, including, without limitation, reasonable attorneys' fees and expenses, together with interest thereon at the Applicable Interest Rate from the date of expenditure.

10.4 Standard of Work. All work to be performed by or for Tenant pursuant hereto shall be performed diligently and in a first class, workmanlike manner, and in compliance with the provisions of Exhibit F, all Applicable Laws, and Tenant and Landlord's insurance carriers. Landlord shall have the right, but not the obligation, to inspect periodically the work on the Premises and Landlord may require changes in the method or quality of the work.

11. LANDLORD'S RIGHTS. Landlord reserves the right to enter the Premises for any reason upon reasonable notice of not less than 24 hours to Tenant (or without notice in case of an emergency) and/or to undertake the following all without abatement of rent or liability to Tenant: inspect the Premises and/or the performance by Tenant of the terms and conditions hereof; make such alterations, repairs, improvements or additions to the Premises as required or permitted hereunder; change boundary lines of the Land so long as such change does not materially and adversely impact Tenant's use of the parking area and/or access to the Premises without reasonable substitution, replacement, or accommodation; install, use, maintain, repair, alter, relocate or replace any pipes, ducts, conduits, wires, equipment and other facilities in the Common Area or the Building (including within the Premises); install, maintain and operate conduit cabling within the utility and/or conduit ducts and risers within the Building, as well as grant lease, license or use rights to third parties and to utilize the foregoing easements or licenses on the Land and/or the Project; dedicate for public use portions of the Land and/or the Project; and enter into and/or record covenants, conditions and restrictions affecting the Land and/or the Project and/or amendments to existing CC&Rs which do not unreasonably interfere with Tenant's use of the Premises or impose additional material monetary obligations on Tenant; change the name of the Building and/or the Project; affix reasonable signs and displays on the Building and/or the Land; show the Premises, the Building, and/or the Project to prospective purchasers and investors, ground lessees, and existing and prospective lenders; and, during the last twelve (12) months of the Term, place signs for the rental of, and show the Premises to prospective tenants.

12. ENVIRONMENTAL MATTERS

12.1 Hazardous Materials. Tenant shall not cause, permit, or allow any of Tenant's or Tenant's affiliates' employees, agents, customers, visitors, invitees, licensees, contractors, assignees, or subtenants (individually, a "Tenant Party" and collectively, "Tenant's Parties") to cause or permit, any Hazardous Materials (as defined herein) to be brought upon, stored, manufactured, generated, blended, handled, recycled, treated, disposed or used on, under, or about the Premises, the Building, the Common Area, or the Project, except for amounts of office and janitorial supplies in usual and customary quantities for the reasonable use of the Premises for general office and reasonable building operation purposes, as subject to the requirement to store, use, and dispose of all of the foregoing in a safe and reasonable manner and in accordance with all applicable Environmental Laws. As used herein, the term "Environmental Laws" means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any governmental authority or agency regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. The term "Hazardous Materials" means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, under any Environmental Laws, asbestos, petroleum, including crude oil or any fraction or derivative thereof, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas), and explosives, flammables, or radioactive substances of any kind. As defined in Environmental Laws, Tenant is and shall be deemed to be the "operator" of Tenant's "facility" and the "owner" of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom. Tenant shall cause Tenant and the Tenant Parties to comply with all Environmental Laws and shall not allow or permit the Land or the Building to become contaminated with any Hazardous Materials. Tenant shall immediately give Landlord a copy of any statement, report, notice, registration, application, permit, license, claim, action, or proceeding given to, or received from, any governmental authority or private party, or persons occupying the Premises concerning the presence, spill, release, discharge of, or exposure to, any Hazardous Materials or contamination in, on, or about the Premises or the improvements or the soil or groundwater thereunder. At all times, Landlord shall have the right to enter upon and inspect the Premises and to conduct tests, monitoring and investigations. If such tests indicate the presence of any Environmental Condition caused or exacerbated by Tenant or any Tenant Party or arising during Tenant's or any Tenant Party's occupancy, Tenant shall reimburse Landlord for the cost of conducting such tests. The phrase "Environmental Condition" shall mean any adverse condition relating to any Hazardous Materials or the environment,

including surface water, groundwater, drinking water supply, land, surface or subsurface strata or the ambient air and includes air, land and water pollutants, noise, vibration, light and odors. In the event of the existence of any such Environmental Condition, Tenant shall promptly notify both the property manager and the Landlord and shall promptly take any and all steps necessary to rectify the same to the satisfaction of the applicable agencies and Landlord, or shall, at Landlord's election, reimburse Landlord, upon demand, for the cost to Landlord of performing work. The reimbursement shall be paid to Landlord in advance of Landlord's performing such work, based upon Landlord's reasonable estimate of the cost thereof; and upon completion of such work by Landlord, Tenant shall pay to Landlord any shortfall promptly after receipt of Landlord's bills therefor or Landlord shall promptly refund to Tenant any excess deposit, as the case may be.

12.2 Indemnification. Tenant shall indemnify, protect, defend (by counsel acceptable to Landlord) and hold harmless Landlord and each Indemnitee from and against any and all claims, demands, judgments, settlements, causes of action, damages, penalties, fines, encumbrances, liens, taxes, costs, liabilities, losses and expenses (including, all costs, attorneys' fees, expenses, and court costs) arising at any time from and after the date of execution hereof as a result (directly or indirectly) of or in connection with (1) Tenant's and/or any Tenant Party's breach of this Section 12 or any Environmental Law, or (2) an Environmental Condition and/or the presence of Hazardous Materials on, under or about the Premises or other property as a result (directly or indirectly) of Tenant's and/or any Tenant Party's activities, or failure to act, in connection with the Premises. Landlord reserves the right to retain counsel for its defense, in which case Tenant shall be responsible for the cost of such defense. This indemnity shall include, without limitation, the cost of any required, desirable, or necessary repair, cleanup or detoxification, and the preparation and implementation of any closure, monitoring or other required plans, whether such action is required, desirable, or necessary prior to or following the termination of this Lease. Neither the written consent by Landlord to the presence of Hazardous Materials on, under or about the Premises, nor the strict compliance by Tenant with all Environmental Laws, shall excuse Tenant from Tenant's obligation of indemnification pursuant hereto. Tenant's obligations pursuant to the foregoing indemnity shall survive the expiration or termination of this Lease.

12.3 Mold Prevention. Tenant acknowledges the necessity of housekeeping, ventilation, and moisture control (especially in kitchens, janitor's closets, bathrooms, break rooms, and around outside walls) for mold prevention. Tenant agrees to notify Landlord promptly if it observes mold/mildew and/or moisture conditions (from any source, including leaks), and allow Landlord to evaluate and make recommendations and/or, in spite of having no obligation whatsoever to do so under this Lease, take appropriate corrective action. Tenant waives any claim against Landlord from any liability for and bodily injury or damages to property caused by or associated with moisture or the growth of or occurrence of mold or mildew on the Premises. Execution of this Lease constitutes acknowledgement by Tenant that control of moisture and mold prevention in the Premises are integral to its Lease obligations.

13. DAMAGE AND DESTRUCTION. If at any time during the Term the Premises are damaged by a fire or other casualty such that Tenant may not continue operations in the Building, Landlord shall notify Tenant within sixty (60) days after Landlord becomes aware of such damage as to the amount of time Landlord reasonably estimates it will take to materially restore the Premises. If the restoration time is estimated to exceed nine (9) months from the issuance of all permits, subject to extensions for Force Majeure, Landlord may elect to terminate this Lease and if such restoration period is greater than twelve (12) months from the issuance of all permits, then Tenant may, as its sole remedy, terminate this Lease on or before thirty (30) days after receipt of Landlord's notice describing the estimated restoration time that is greater than twelve (12) months. If neither party elects to terminate this Lease as provided above or if Landlord estimates that restoration will take nine (9) months or less, then, subject to receipt of sufficient insurance proceeds, Landlord shall promptly commence to materially restore the Premises, excluding the improvements installed by, or on behalf of, Tenant, subject to delays arising from the collection of insurance proceeds, Force Majeure events, and any Tenant caused delay. If this Lease is not terminated by Landlord or Tenant in accordance with this section, Tenant shall be responsible for and shall pay to Landlord Tenant's Share of any deductible or retention amount payable under the property insurance for the Building following any such casualty. Tenant at Tenant's expense shall promptly perform, subject to delays arising from the collection of insurance proceeds, or from Force Majeure events, all repairs or restoration not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease. Notwithstanding the foregoing, either party may terminate this Lease if the Premises are damaged during the last year of the Term and Landlord reasonably estimates that it will take more than three (3) months to repair such damage. Base Rent and Operating Expenses shall be abated for the period of repair and restoration commencing on the date of such casualty event until the date Landlord

tenders possession of the Premises (or the affected portion thereof) back to Tenant as repair or restored, in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises. Such abatement shall be the sole remedy of Tenant, and except as provided herein, Tenant waives any right to terminate this Lease by reason of damage or casualty loss.

14. CONDEMNATION. If any part of the Premises, the Building, or the Project should be taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a "Taking" or "Taken"), and the Taking could be reasonably expected to materially interfere with or impair Landlord's ownership or operation of the Project (as determined by Landlord), then upon written notice by Landlord this Lease shall terminate and Base Rent shall be apportioned as of said date. If part of the Premises or the Building shall be Taken and such condemnation does not materially impair Tenant's ability to use the Premises for Tenant's business, and this Lease is not terminated as provided above, the Base Rent payable hereunder during the unexpired Term shall be reduced to such extent as Landlord reasonably determines under the circumstances. In the event of any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant's interest, if any, in such award. Tenant shall have the right, to the extent that same shall not diminish Landlord's award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant's Trade Fixtures.

15. DEFAULT

15.1 Events of Defaults. The occurrence of any of the following events shall, at Landlord's option, constitute an "Event of Default":

15.1.1 Tenant shall fail to pay any installment of Base Rent or any other payment required herein when due, and such failure shall continue for a period of ten (10) days from the date such payment was due.

15.1.2 Tenant or any guarantor or surety of Tenant's obligations hereunder shall (1) make a general assignment for the benefit of creditors; (2) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively, a "Proceeding for Relief"); (3) become the subject of any Proceeding for Relief which is not dismissed within sixty (60) days of its filing or entry; or (4) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

15.1.3 Any insurance required to be maintained by Tenant pursuant to this Lease shall be cancelled or terminated or shall expire or shall be reduced or materially changed, except, in each case, as permitted in this Lease.

15.1.4 Tenant shall not occupy or shall vacate the Premises whether or not Tenant is in monetary or other default under this Lease. Tenant's vacating of the Premises shall not constitute an Event of Default if, prior to vacating the Premises, Tenant has made arrangements reasonably acceptable to Landlord to (1) ensure that Tenant's insurance for the Premises will not be voided or cancelled with respect to the Premises as a result of such vacancy, (2) ensure that the Premises are secured and not subject to vandalism, (3) ensure that the Premises will be properly maintained after such vacation, including, but not limited to, keeping the heating, ventilation and cooling systems maintenance contracts required by this Lease in full force and effect, and (4) satisfy such other requirements as Landlord may require. During any such period of vacation, Tenant shall inspect the Premises at least once each month and report monthly in writing to Landlord on the condition of the Premises.

15.1.5 Tenant shall attempt or there shall occur any Transfer (as hereinafter defined) except as otherwise permitted in this Lease.

15.1.6 Tenant shall fail to discharge any lien placed upon the Premises in violation of this Lease within fifteen (15) days after any such lien or encumbrance is filed against the Premises.

15.1.7 Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 15.1, and except as otherwise expressly provided herein, such default shall continue for more than thirty (30) days after Landlord shall have given Tenant written notice of such default.

15.2 Landlord's Remedies.

15.2.1 Upon each occurrence of an Event of Default and so long as such Event of Default shall be continuing, Landlord may at any time thereafter at its election: (1) terminate this Lease or Tenant's right of possession (but Tenant shall remain liable as hereinafter provided), (2) cure such default at Tenant's sole expense, and/or (3) pursue any other remedies at law or in equity. No right or remedy conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, Applicable Law, or in equity. Upon the termination of this Lease or termination of Tenant's right of possession, it shall be lawful for Landlord, without formal demand or notice of any kind, to re-enter the Premises by summary dispossession proceedings or any other action or proceeding authorized by law and to remove Tenant and all persons and property therefrom. If Landlord re-enters the Premises, Landlord shall have the right to keep in place and use, or remove and store, at Tenant's risk of loss and sole costs and expense, all of the furniture, fixtures and equipment at the Premises.

15.2.2 If Landlord terminates this Lease, Landlord may recover from Tenant the sum of: all Base Rent and all other amounts accrued hereunder to the date of such termination; the cost of reletting the whole or any part of the Premises, including without limitation brokerage fees and/or leasing commissions incurred by Landlord, and costs of removing and storing Tenant's or any other occupant's property, repairing, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant or tenants, and all reasonable expenses incurred by Landlord in pursuing its remedies, including reasonable attorneys' fees and court costs; and the excess of the then present value of the Base Rent and other amounts payable by Tenant under this Lease as would otherwise have been required to be paid by Tenant to Landlord during the period following the termination of this Lease measured from the date of such termination to the expiration date stated in this Lease, over the present value of any net amounts which Tenant establishes Landlord can reasonably expect to recover by reletting the Premises for such period, taking into consideration the availability of acceptable tenants and other market conditions affecting leasing. Such present values shall be calculated at a discount rate equal to the ninety (90)-day U.S. Treasury bill rate at the date of such termination.

15.2.3 If Landlord terminates Tenant's right of possession (but not this Lease), Landlord may, but shall be under no obligation to, relet the Premises for the account of Tenant for such rent and upon such terms as shall be satisfactory to Landlord without thereby releasing Tenant from any liability hereunder and without demand or notice of any kind to Tenant. For the purpose of such reletting Landlord is authorized, at Tenant's sole cost and expense, to make any repairs, changes, alterations, or additions in or to the Premises as Landlord deems reasonably necessary or desirable. If the Premises are not relet, then Tenant shall pay to Landlord as damages a sum equal to the amount of the rental reserved in this Lease for such period or periods, plus the cost of recovering possession of the Premises (including attorneys' fees and costs of suit), the unpaid Base Rent and other amounts accrued hereunder at the time of repossession, and the costs incurred in any attempt by Landlord to relet the Premises. If the Premises are relet and a sufficient sum shall not be realized from such reletting (after first deducting therefrom, for retention by Landlord, the unpaid Base Rent and other amounts accrued hereunder at the time of reletting, the cost of recovering possession (including attorneys' fees and costs of suit), all of the costs and expense of repairs, changes, alterations, and additions, the expense of such reletting (including without limitation brokerage fees and leasing commissions) and the cost of collection of the rent accruing therefrom) to satisfy the rent provided for in this Lease to be paid, then Tenant shall immediately satisfy and pay any such deficiency. Any such payments due Landlord shall be made upon demand therefor from time to time and Tenant agrees that Landlord may file suit to recover any sums falling due from time to time. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect in writing to terminate this Lease for such previous breach.

15.2.4 If Landlord elects to cure such default by Tenant, Landlord may, at Landlord's option, enter into and upon the Premises and correct the same without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without incurring any liability for any damage or interruption of Tenant's business resulting therefrom and Tenant agrees to pay Landlord an amount equal to one hundred ten percent (110%) of any expenses which Landlord may incur in thus effecting compliance with Tenant's obligations under this Lease.

15.2.5 Exercise by Landlord of any one (1) or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, whether by agreement or by operation of law, it being understood that such surrender and/or termination can be effected only by the written agreement of Landlord and Tenant. Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same. Tenant and Landlord further agree that forbearance or waiver by Landlord to enforce its rights pursuant to this Lease or at law or in equity, shall not be a waiver of Landlord's right to enforce one (1) or more of its rights in connection with any subsequent default. A receipt by Landlord of rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. To the greatest extent permitted by law, Tenant waives the service of notice of Landlord's intention to re-enter as provided for in any statute, or to institute legal proceedings to that end, and also waives all right of redemption in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge. The terms "enter," "re-enter," "entry" or "re-entry," as used in this Lease, are not restricted to their technical legal meanings. Any reletting of the Premises shall be on such terms and conditions as Landlord in its sole discretion may determine (including without limitation a term different than the remaining Term, rental concessions, alterations and repair of the Premises, lease of less than the entire Premises to any tenant and leasing any or all other portions of the Project before reletting the Premises). Landlord shall not be liable, nor shall Tenant's obligations hereunder be diminished because of, Landlord's failure to relet the Premises or collect rent due in respect of such reletting.

15.2.6 Tenant agrees that after and during an Event of Default under this Lease, Landlord may enter the Premises under this provision by use of a master key, a duplicative key or any other means to the extent permitted by law and without breaching the peace and change, alter or modify the door locks, elevators or other security devices on all entry doors of the Premises thereby permanently excluding Tenant and any Tenant Party from the Premises, and Landlord shall not be (a) liable to Tenant for damages in connection therewith, or (b) required to provide a new key or right of access to Tenant until such time as Tenant fully cures the Event of Default at issue. Tenant agrees that this provision of this Lease will override and control any conflicting provisions of Sections 93.002 and 93.003 of the Texas Property Code, as well as any successor statute governing the right of landlord to change the door locks of a commercial tenant.

15.2.7 With respect to any provisions of the laws of the State of Texas which require that Landlord use reasonable efforts to relet the Premises, it is understood and agreed that the following shall apply in determining whether such efforts by Landlord to relet are reasonable: (1) Landlord may elect to lease other available space in the Project, if any, before reletting the Premises; (2) Landlord may elect to consent to the assignment or sublease by an existing tenant of the Project before reletting the Premises; (3) Landlord may decline to incur material out-of-pocket costs to relet the Premises, other than customary leasing commissions and legal fees for the negotiation of a lease with a new tenant; (4) Landlord may decline to relet the Premises at rental rates below the then prevailing base Rent for the balance of the initial term of this Lease; (5) Landlord may decline to relet the Premises to a prospective tenant if the nature of such prospective tenant's business is not consistent with the tenant mix of the Building or with any other tenant leases containing provisions against the Landlord leasing space in the Building for certain uses; (6) Landlord may decline to relet the Premises to a prospective tenant, the nature of whose business may have an adverse impact upon the manner in which the Building or the Project is operated or with the high reputation of the Building or the Project even though in each of said circumstances such prospective tenant may have a good credit rating; (7) Before reletting the Premises to a prospective tenant, Landlord may require the prospective tenant to demonstrate the same financial capacity that Landlord would require as a condition to leasing other space in the Building to the prospective tenant; and (8) listing the Premises with a broker or leasing agent (including in-house

leasing personnel) in a manner consistent with provision (1) through (7) above shall constitute prima facie evidence of reasonable efforts on the part of Landlord to relet the Premises.

16. ASSIGNMENT AND SUBLETTING.

16.1 Assignment and Subletting. Tenant shall not assign, sublet, license, or otherwise transfer ("Transfer"), whether voluntarily or involuntarily or by operation of law, the Premises or any part thereof without Landlord's prior written approval, which shall not be unreasonably withheld; provided, however, Tenant agrees it shall be reasonable for Landlord to disapprove of a requested Transfer if (a) the financial condition of the proposed subtenant, assignee, or transferee is not satisfactory to Landlord, (b) the subtenant, assignee, or transferee desires to change the use within the Premises, or (c) the subtenant, assignee, or transferee is a governmental or quasi-governmental party or any party by whom any suit or action could be defended on the ground of sovereign immunity or diplomatic immunity. A "Transfer" shall be deemed to include any of the following: (i) the merger of Tenant with any other entity, (ii) the transfer of any direct or indirect controlling or managing ownership or beneficial interest in Tenant, or (iii) the assignment or transfer of a substantial portion of the assets of Tenant, whether or not located at the Premises. If Tenant desires to undertake a Transfer, Tenant shall give Landlord prior written notice thereof with copies of all related documents and agreements associated with the Transfer, including without limitation, the financial statements of any proposed assignee, subtenant, or transferee, at least forty-five (45) days prior to the anticipated effective date of the Transfer. Tenant shall pay Landlord's reasonable attorneys' and financial consultant's fees incurred in the review of such documentation whether or not a Transfer is consummated or approval is granted. Landlord shall have a period of thirty (30) days following receipt of such notice and all related documents and agreements to notify Tenant in writing of Landlord's approval or disapproval of the proposed Transfer. If Landlord fails to notify Tenant in writing of such election, Landlord shall be deemed to have disapproved such Transfer. This Lease may not be assigned by operation of law. Any purported assignment or subletting contrary to the provisions hereof shall be void and shall constitute an Event of Default hereunder.

16.2 If consent to a Transfer is required by Tenant and such Transfer is for substantially the remainder of the Term, Landlord may, at its option, terminate this Lease (or in the case of a partial sublease, terminate this Lease with respect to the portion of the Premises proposed to be subject to the sublease) by giving written notice to Tenant within such thirty (30) day review period set forth in the preceding subsection. If Tenant receives rent or other consideration for any such transfer in excess of the Rent, or in the case of a sublease of a portion of the Premises, in excess of such Rent that is fairly allocable to such portion, after appropriate adjustments to assure that all other payments required hereunder are appropriately taken into account, Tenant shall pay Landlord one hundred percent (100%) of the difference between each such payment of rent or other consideration and the Rent required hereunder, after Tenant's recovery of its actual and reasonable attorney's fees, brokerage commissions and improvement allowances or improvement costs incurred directly in connection with such assignment or subletting. Tenant shall continue to be liable as a principal and not as a guarantor or surety to the same extent as though no assignment had been made. No permitted assignment shall be effective until there has been delivered to Landlord a counterpart of the assignment instrument in which the assignee agrees to be and remain jointly and severally liable with Tenant for the payment of Rent pertaining to the Premises and for the performance of all of the terms and provisions of this Lease relating thereto arising on or after the date of the Transfer. Notwithstanding anything to the contrary herein or otherwise, Tenant shall not collaterally assign, mortgage, pledge, hypothecate or otherwise encumber this Lease or any of Tenant's rights hereunder without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion.

17. ESTOPPEL, ATTORNMENT AND SUBORDINATION

17.1 Estoppel. Within ten (10) days after written request by Landlord, Tenant shall deliver an estoppel certificate duly executed (and acknowledged, if required by any lender or by Landlord), in the form attached hereto as Exhibit G, or in such other form as may be acceptable to any such lender, which form may include some or all of the provisions contained in Exhibit G, to any proposed lender, ground lessee, purchaser or Landlord. Tenant's failure to deliver said statement in such time period shall be an Event of Default hereunder and shall be conclusive upon Tenant that (1) this Lease is in full force and effect, without modification except as may be represented by Landlord; (2) there are no uncured defaults in Landlord's performance and Tenant has no right of offset, counterclaim or deduction against Rent hereunder; and (3) no more than one month's Base Rent has been paid in advance. If any

financier should require that this Lease be amended (other than in the description of the Premises, the Term, the Permitted Use, the Rent or as will substantially, materially or adversely affect the rights of Tenant), Landlord shall give written notice thereof to Tenant, which notice shall be accompanied by a Lease supplement embodying such amendments. Tenant shall, within ten (10) days after the receipt of Landlord's notice, execute and deliver to Landlord the tendered Lease supplement.

17.2 Subordination. This Lease shall unconditionally be and at all times remain subject and subordinate to all ground leases, master leases and all mortgages and deeds of trust which now or hereafter affect the Premises or the Project or Landlord's interest therein (including any modifications, renewals or extensions thereof and all amendments thereto), all without the necessity of Tenant's executing further instruments to effect such subordination. If requested, Tenant shall execute and deliver to Landlord within ten (10) days after Landlord's request whatever documentation that may reasonably be required to further effect the provisions of this paragraph including a Subordination, Nondisturbance and Attornment Agreement ("SNDA") in the form required by the applicable lender. Notwithstanding anything contained in this Lease to the contrary, (1) the obligation for commissions under Section 18.7 shall not be binding on, and will not be enforceable against, any of Landlord's lenders or any party that holds a mortgage or other security interest in the Property, and (2) such commission obligation shall be unconditionally subordinate to the lien of any mortgage or other security interest in the Property, and any commissions otherwise payable under this Lease shall not be due or payable after an event of default under any such mortgage or other security interest. Notwithstanding anything to the contrary contained in this Section 17.2, the holder of any such mortgage may at any time subordinate its mortgage to this Lease, without Tenant's consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of executing, delivery or recording and in the event such holder shall have the same rights with respect to this Lease as though this Lease has been executed prior to the executing, delivery and recording of such mortgage and had been assigned to such holder.

17.3 Attornment. Tenant hereby agrees that Tenant will recognize as its landlord under this Lease and shall attorn to any person succeeding to the interest of Landlord in respect of the land and the buildings governed by this Lease upon any foreclosure of any mortgage or deed of trust upon such land or buildings or upon the execution of any deed in lieu of foreclosure in respect to such deed of trust. Tenant shall pay all rental payments required to be made pursuant to the terms of this Lease for the duration of the term of this Lease. Tenant's attornment shall be effective and self-operative without the execution of any further instrument immediately upon Landlord's lender succeeding Landlord's interest in this Lease and giving written notice thereof to Tenant. If requested, Tenant shall execute and deliver an instrument or instruments confirming its attornment as provided for herein; provided, however, that no such beneficiary or successor- in-interest shall be bound by any payment of Base Rent for more than one (1) month in advance, or any amendment or modification of this Lease made without the express written consent of such beneficiary where such consent is required under applicable loan documents. Landlord's lender shall not be liable for, nor subject to, any offsets or defenses which Tenant may have by reason of any act or omission of Landlord under this Lease, nor for the return of any sums which Tenant may have paid to Landlord under this Lease as and for security deposits, advance rentals or otherwise, except to the extent that such sums are actually delivered by Landlord to Landlord's lender. If Landlord's lender, by succeeding to the interest of Landlord under this Lease, should become obligated to perform the covenants of Landlord hereunder, then, upon, any further transfer of Landlord's interest by Landlord's lender, all such obligations shall terminate as to Landlord's lender.

18. MISCELLANEOUS

18.1 General

18.1.1 Entire Agreement. This Lease, Addenda, Exhibits and Schedules set forth all the agreements between Landlord and Tenant concerning the Premises; and there are no agreements either oral or written other than as set forth herein.

18.1.2 Time of Essence. Time is of the essence of this Lease. For all purposes herein, a "Business Day" shall be defined to mean any day other than a Saturday or Sunday or other day on which commercial banks are authorized by Applicable Law to be closed in Chicago, Illinois.

18.1.3 Attorneys' Fees; Jury Trial Waiver. In any dispute regarding this Lease or in any action or proceeding which either party brings against the other to enforce its rights hereunder, the non-prevailing party shall pay all costs incurred by the prevailing party, including reasonable attorneys' fees and costs. Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including reasonable attorneys' fees (collectively "Costs") incurred in enforcing, perfecting and executing such judgment. For the purposes of this paragraph, Costs shall include, without limitation, attorneys' fees, costs and expenses incurred in (1) post-judgment motions, (2) contempt proceeding, (3) garnishment, levy, and debtor and third party examination, (4) discovery, and (5) bankruptcy litigation. TENANT ALSO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE.

18.1.4 Severability. If any provision of this Lease or the application of any such provision shall be held by a court of competent jurisdiction to be invalid, void or unenforceable to any extent, the remaining provisions of this Lease and the application thereof shall remain in full force and effect and shall not be affected, impaired or invalidated.

18.1.5 Law. This Lease shall be construed and enforced in accordance with the laws of the state in which the Premises are located.

18.1.6 No Option. Submission of this Lease to Tenant for examination or negotiation does not constitute an option to lease, offer to lease or a reservation of, or option for, the Premises; and this document shall become effective and binding only upon the execution and delivery hereof by Landlord and Tenant.

18.1.7 Successors and Assigns. This Lease shall be binding upon and inure to the benefit of the successors and assigns of Landlord and, subject to compliance with the terms of Section 16, Tenant.

18.1.8 Third Party Beneficiaries. Nothing herein is intended to create any third party beneficiary.

18.1.9 Memorandum of Lease. Tenant shall not record this Lease or a short form memorandum hereof.

18.1.10 Agency, Partnership or Joint Venture. Nothing contained herein nor any acts of the parties hereto shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture by the parties hereto or any relationship other than the relationship of landlord and tenant.

18.1.11 Merger. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation thereof or a termination by Landlord shall not work a merger and shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.

18.1.12 Headings. Section headings have been inserted solely as a matter of convenience and are not intended to define or limit the scope of any of the provisions contained therein.

18.1.13 Security Measures. Tenant hereby acknowledges that Landlord shall have no obligation to provide a guard service or other security measures whatsoever. Tenant assumes all responsibility for the protection of the Premises, Tenant, and any Tenant Party, and their respective property from third parties or otherwise.

18.1.14 No Press Release. Any press release or other similar public statement regarding Tenant's occupancy of the Premises or this Lease shall require the prior written approval of Landlord.

18.1.15 Landlord's Lien/Security Interest. Tenant hereby grants Landlord a security interest, and this Lease constitutes a security agreement, within the meaning of and pursuant to the Uniform Commercial Code of the state in which the Premises are situated as to all of Tenant's property situated in, or upon, or used in connection

with the Premises (except merchandise sold in the ordinary course of business) as security for all of Tenant's obligations hereunder, including, without limitation, the obligation to pay Rent. Such personalty thus encumbered includes specifically all Tenant's Property and inventory, equipment, contract rights, accounts receivable, general intangibles, and all of the proceeds of any of the foregoing. Tenant hereby authorizes Landlord to file any such financing statements or statements necessary to perfect Landlord's interest in same and hereby agrees to execute as debtor such financing statement or statements and such other documents as Landlord may now or hereafter request in order to perfect or further protect Landlord's security interest.

18.1.16 Survival. All obligations of Tenant under this Lease not fully performed as of the expiration or earlier termination of the Term shall survive the expiration or earlier termination of the Term.

18.2 Signs. All signs and graphics of every kind which Tenant desires to install at the Building, the Common Areas, or the exterior of the Premises and which are visible in or from public view or corridors, the Common Areas or the exterior of the Premises (whether located inside or outside of the Premises) shall be subject to Landlord's prior written approval (not to be unreasonably withheld) and shall be subject to the CC&Rs, the Rules and Regulations, and any applicable governmental laws, ordinances, and regulations and in compliance with Landlord's signage program (if any). Tenant, at its sole cost and expense, shall remove all signs installed by, or on behalf of, Tenant prior to the termination of this Lease and such installations and removals shall be made in such manner as to avoid injury or defacement of the Premises. In furtherance of Section 18.9.2, Tenant shall repair any damage, injury, or defacement, including without limitation, discoloration caused by such installation or removal.

18.3 Waiver. No waiver of any default or breach hereunder shall be implied from any omission to take action on account thereof, notwithstanding any custom and practice or course of dealing. No waiver by either party of any provision under this Lease shall be effective unless in writing and signed by such party. No waiver shall affect any default other than the default specified in the waiver and then such waiver shall be operative only for the time and to the extent therein stated. Waivers of any covenant shall not be construed as a waiver of any subsequent breach of the same.

18.4 Financial Statements. Tenant shall provide, and cause each Guarantor, if applicable, to provide to any lender, any purchaser of the Building, the Land, and/or the Project, or Landlord or its affiliates or property manager, within ten (10) days after request, a current, accurate, audited financial statement for Tenant and Guarantor and Tenant's and Guarantor's business and financial statements for Tenant and Guarantor and Tenant's and Guarantor's respective business for each of the three (3) years prior to the current financial statement year prepared under generally accepted accounting principles consistently applied and certified by an officer of the Tenant and Guarantor as being true and correct. Tenant shall also provide, or cause Guarantor to provide, within said ten (10)-day period such other financial information or tax returns as may be reasonably required by Landlord, any purchaser of the Building, the Land, and/or the Project or any lender of any of the foregoing. Tenant hereby authorizes Landlord to obtain one (1) or more credit reports on Tenant and/or Guarantor at any time, and shall execute such further authorizations as Landlord may reasonably require in order to obtain a credit report.

18.5 Limitation of Liability. The obligations of Landlord under this Lease are not personal obligations of the individual partners, members, managers, directors, officers, trustees, investment managers, shareholders, agents, or employees of Landlord. Tenant shall look solely to Landlord's interest in the Building for satisfaction of any liability of Landlord and shall not look to other assets of Landlord nor seek recourse against the assets of the individual partners, members, managers, directors, officers, trustees, investment managers, shareholders, agents, or employees of Landlord. Whenever Landlord transfers its interest, Landlord shall be automatically released from further performance under this Lease and from all further liabilities and expenses hereunder and the transferee of Landlord's interest shall assume all liabilities and obligations of Landlord hereunder from the date of such transfer.

18.6 Notices. All notices to be given hereunder shall be in writing and mailed postage prepaid by certified or registered mail, return receipt requested, or delivered by personal or courier delivery (such as FedEx, UPS, or similar courier service), to Landlord's Address and Tenant's Address, or to such other place as Landlord or Tenant may designate in a written notice given to the other party. Notices shall be deemed served upon the first attempted delivery by the U.S. Postal Service, the courier, or a recognized delivery service prior to 5 p.m. central time on any Business Day, or, if after 5 p.m. central time, on the next Business Day.

18.7 Brokerage Commission. Tenant warrants to Landlord that Tenant's sole contact with Landlord or with the Premises in connection with this transaction has been directly with Landlord, Landlord's broker and Tenant's Broker specified in the Basic Lease Information, and that no other broker or finder can properly claim a right to a commission or a finder's fee based upon contacts between the claimant and Tenant. Landlord's lenders are not liable for or responsible for any commissions payable under this Lease. Subject to the foregoing, Tenant agrees to indemnify and hold Landlord harmless from any claims or liability, including reasonable attorneys' fees, in connection with a claim by any person for a real estate broker's commission, finder's fee, or other compensation based upon any statement, representation or agreement of, or claim by or through, Tenant.

18.8 Authorization. Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Premises is located, that the entity has full right and authority to enter into this Lease, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions. If requested by Landlord, Tenant agrees to deliver to Landlord, simultaneously with the delivery of this Lease, a corporate resolution, proof of due authorization by partners, opinion of counsel or other appropriate documentation reasonably acceptable to Landlord evidencing the due authorization of Tenant to enter into this Lease.

18.9 Holding Over; Surrender

18.9.1 Holding Over. If Tenant holds over the Premises or any part thereof after the expiration or earlier termination of this Lease, such holding over shall, at Landlord's option, constitute a month-to-month tenancy, at a rent equal to one hundred fifty percent (150%) of the Rent in effect immediately prior to such holding over and shall otherwise be on all the other terms and conditions of this Lease. This section shall not be construed as Landlord's permission for Tenant to hold over and Landlord shall have the right to immediately terminate any continued possession of the Premises by Tenant at any time upon such holding over. Acceptance of Rent by Landlord following expiration or termination shall not constitute a renewal of this Lease or extension of the Term except as specifically set forth above. If Tenant fails to surrender the Premises upon expiration or earlier termination of this Lease, Tenant shall be liable for any and all damages and hereby indemnifies and holds Landlord harmless from and against all loss or liability resulting from or arising out of Tenant's failure to surrender the Premises, including, but not limited to, any amounts required to be paid to any tenant or prospective tenant who was to have occupied the Premises after the expiration or earlier termination of this Lease and any related attorneys' fees and brokerage commissions.

18.9.2 Surrender. On or before the expiration or earlier termination of this Lease, Tenant shall surrender the Premises, together with all keys and security codes, to Landlord in accordance with the move-out procedures set forth in Exhibit H attached hereto and in broom clean condition and in as good a condition as when received, ordinary wear and tear and damage by fire or casualty excepted, such obligation to expressly include repairing any damage to and restoring the condition of the Premises in accordance with Section 10.2. Conditions existing because of Tenant's failure to perform maintenance, repairs or replacements shall not be deemed "reasonable wear and tear." Tenant shall also remove all of Tenant's Property and shall repair all damage to the Premises, the Building, the Common Area, and the Project caused by the installation or removal of Tenant's Property or in any way in connection with the surrender of the Premises. Such repairs or restoration shall include, without limitation, the repair, patching, and filling of all holes in the floors, walls roof, and other improvements within or without the Premises and all penetrations of the roof shall be resealed to a water tight condition. In no event shall Tenant remove from the Building any mechanical or electrical systems or any wiring or any other aspect of any systems within the Premises, unless Landlord specifically permits such removal in writing.

18.10 Joint and Several. If Tenant consists of more than one person, the obligation of all such persons shall be joint and several.

18.11 Covenants and Conditions. Each provision to be performed by Tenant hereunder shall be deemed to be both a covenant and a condition.

18.12 Consents. Except as otherwise provided elsewhere in this Lease, Landlord's actual reasonable costs and expenses (including, but not limited to, architects', attorneys', engineers' and other consultants' fees) incurred in the consideration of, or response to, a request by Tenant for any Landlord consent, including but not limited to,

consents to a Transfer or the presence or use of a Hazardous Material, shall be paid by Tenant upon receipt of an invoice and supporting documentation therefor.

18.13 Force Majeure. "Force Majeure" as used in this Lease means delays resulting from causes beyond the reasonable control of Landlord, including, without limitation, any delay caused by any action, inaction, order, ruling, moratorium, regulation, statute, condition or other decision of any private party or governmental agency having jurisdiction over any portion of the Project, over the construction anticipated to occur thereon or over any uses thereof, or by delays in inspections or in issuing approvals by private parties or permits by governmental agencies, or by fire, flood, inclement weather, strikes, lockouts or other labor or industrial disturbance, failure or inability to secure materials, supplies or labor through ordinary sources, earthquake, or other natural disaster, or any cause whatsoever beyond the reasonable control (excluding financial inability) of the Landlord, or any of its contractors or other representatives, whether or not similar to any of the causes hereinabove stated.

18.14 Mortgagee Protection. Tenant agrees to give any holder of any mortgage or deed of trust secured by the Premises or the Project, by registered or certified mail or nationally recognized overnight delivery service, a copy of any notice of default served upon the Landlord by Tenant concurrently with delivery to Landlord, provided that, prior to such notice, Tenant has been notified in writing (by way of service on Tenant of a copy of assignment of rents and leases or otherwise) of the address of such holder of a mortgage or deed of trust. Tenant further agrees that if Landlord shall have failed to cure such default within thirty (30) days after such notice to Landlord (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if Landlord has commenced within such thirty (30) day period and is diligently pursuing the remedies or steps necessary to cure or correct such default), then the holder of any mortgage or deed of trust shall have an additional sixty (60) days within which to cure or correct such default (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if such holder of any mortgage or deed of trust has commenced within such sixty (60) day period and is diligently pursuing the remedies or steps necessary to cure or correct such default). Notwithstanding the foregoing, in no event shall any holder of any mortgage or deed of trust have any obligation to cure any default of the Landlord.

18.15 OFAC. Tenant hereby represents and warrants that, to the best of its knowledge, Tenant is not, nor any persons or entities holding any legal or beneficial interest whatsoever in such party, are (1) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury ("OFAC"); (2) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (3) named on the following list that is published by OFAC: "List of Specially Designated Nationals and Blocked Persons." If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

18.16 Roof Use by Landlord. Landlord reserves the right to use the surface of the roof in any manner which does not materially interfere with Tenant's use of the Premises including, but not limited to, installation of telecommunication equipment, solar equipment or any other uses.

18.17 Guarantors. The Guarantors, if any, shall each execute a guaranty in a form provided by Landlord. It shall constitute an Event of Default of the Tenant if any Guarantor fails or refuses, upon request to provide: (1) evidence of the execution and continued enforceability of the guaranty, including the authority of the party signing on Guarantor's behalf to obligate Guarantor, and in the case of a corporate Guarantor, a certified copy of a resolution of its board of directors authorizing the making of such guaranty, (2) current financial statements, (3) an estoppel certificate, or (4) written confirmation that the guaranty is still in effect as a valid binding obligation.

18.18 Parking and Common Areas. Unless otherwise directed by Landlord, Tenant shall be entitled to the non-exclusive use of the Common Areas of the Building and the Project as they exist from time to time during the Term, including the right to park in common with other tenants of the Project in up to the Maximum Parking Spaces identified in the Basic Lease Information (if none listed, then Tenant's Share of the parking spaces exclusively serving the Building) in those areas designated by Landlord for nonreserved parking. Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of parking facilities. Landlord

may, but is not obligated to, designate exclusive parking spaces for Tenant and other tenants in the Project if Landlord reasonably determines that such designation is necessary or desirable. Landlord shall not be responsible for enforcing Tenant's parking rights against any third parties. Landlord's rights regarding the Common Areas include, but are not limited to, the right to (1) restrain unauthorized persons from using the Common Areas, (2) temporarily close any portion of the Common Areas, and (3) change the shape and size of the Common Areas, including the addition of, elimination of or change to any improvements located in the Common Areas, provided such change does not have a material adverse impact on Tenant's access to and use of the Premises.

18.19 Common Area. Tenant may, subject to rules prescribed by Landlord, use the following areas on the Land or within the Building ("Building Common Area") that are designated by Landlord to be used in common with Landlord and/or other tenants of the Building: hallways, stairwells, entranceways, restroom facilities, refuse facilities, landscaped areas, driveways necessary for access to the Premises, parking spaces and other common facilities located in the Building and/or on the Land designated by Landlord from time to time for the common use of all tenants of the Building. Tenant may, subject to any CC&Rs and any Rules or Regulations, use the following areas of the Project ("Project Common Area") in common with Landlord, tenants of the Building and/or other owners, tenants or lawful users of the Project: refuse facilities, landscaped areas, roads, driveways necessary for access to the Premises, parking spaces, retention basins and other common facilities designated by Landlord from time to time for the common use of all tenants and owners of the Project. The Building Common Area and the Project Common Area are collectively referred to herein as the "Common Area". Landlord shall not be responsible for non-compliance by any other tenant or occupant of the Project with, or Landlord's failure to enforce, any of the Rules or Regulations or CC&Rs or any other terms or provisions of such tenant's or occupant's lease. Tenant shall promptly comply with the reasonable requirements of any board of fire insurance underwriters or other similar body now or hereafter constituted. Tenant shall not do any act which shall in any way encumber the title of Landlord in and to the Premises, the Building, the Land or the Project.

18.20 Electronic Signatures. Landlord and Tenant each (1) have agreed to permit the use from time to time, where appropriate, of telecopy, electronic mail, or other electronic signatures in order to expedite the transaction contemplated by this Lease, (2) intends to be bound by its respective telecopy electronic mail, or other electronic signature, (3) is aware that the other will rely on the telecopied, electronic mail, or other electronically transmitted signature, and (4) acknowledges such reliance and waives any defenses to the enforcement of this Lease and the documents affecting the transaction contemplated by this Lease based on the fact that a signature was sent by telecopy, electronic mail, or electronic transmission only.

18.21 Waiver of Consumer Rights. Landlord and Tenant each acknowledge, on its own behalf and on behalf of its successors and assigns, that the Texas Deceptive Trade Practices Consumer Protection Act, Subchapter E of Chapter 17 of the Texas Business and Commerce Code ("DTPA"), is not applicable to this Lease. Accordingly, the rights and remedies of Landlord and Tenant with respect to all acts or practices of the other, past, present or future, in connection with this Lease shall be governed by legal principles other than the DTPA. **LANDLORD AND TENANT EACH HEREBY WAIVES ITS RIGHTS UNDER THE DTPA, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, LANDLORD AND TENANT, RESPECTIVELY, VOLUNTARILY CONSENT TO THIS WAIVER**.

18.22 Waiver of Lien. **TENANT WAIVES ALL LIEN RIGHTS UNDER SECTION 91.004 OF THE TEXAS PROPERTY CODE, AS WELL AS ANY SUCCESSOR STATUTE GRANTING TENANT A LIEN IN LANDLORD'S PROPERTY**.

18.23 Disclaimer of Reliance on Representations. This Lease contains all agreements of the parties to this Lease and supersedes any previous negotiations. There have been no representations made by the Landlord or any of its representatives or understandings made between the parties other than those set forth in this Lease. This Lease may not be modified except by a written instrument duly executed by the parties to this Lease. Each of the parties to this Lease has executed this Lease relying solely on its own judgment with the benefit of the advice of its own attorneys and/or brokers (or having decided to proceed without benefit of the advice of its own attorneys and/or brokers), and each party hereby disclaims reliance upon any statement or

representation of the other party or any agent of such other party unless such statement or representation is expressly set forth in this Lease.

IN WITNESS WHEREOF, the parties have executed this Lease as of the date set forth above.

"Landlord"

ICON OWNER POOL 1 TEXAS, LLC,
a Delaware limited liability company

By: GLP US Management LLC,
a Delaware limited liability company,
as agent for Landlord

By: /s/ Ryan D. Keathley
Name: Ryan D. Keathley
Its: SVP - Regional Director

"Tenant"

NUZEE, INC.,
a Nevada corporation

By: /s/ Shanoop Kothari
Name: Shanoop Kothari
Its: Senior Vice President and Chief Financial Officer

ADDENDUM 1

RENEWAL OPTION

Notwithstanding anything to the contrary in the Lease, Tenant shall have one (1) option to renew the Term (the "Renewal Option") on the following terms and conditions:

(a) Provided that as of the date of the receipt of the Renewal Notice (as hereinafter defined) by Landlord and the Renewal Commencement Date (as hereinafter defined), (i) Tenant is the tenant originally named herein, (ii) Tenant actually occupies all of the Premises initially demised under the Lease and any space added to the Premises, and (iii) no default exists, or would exist but for the passage of time or the giving of notice, or both, then Tenant shall have the right to extend the Term for an additional term of sixty (60) months (the "Renewal Term") commencing on the day following the expiration of the Term (the "Renewal Commencement Date"). Tenant shall give Landlord written notice (the "Renewal Notice") of its election to renew the Term in accordance with the terms hereof at least nine (9) months, but not more than twelve (12) months, prior to the scheduled expiration date of the Term.

(b) The Base Rent payable by Tenant to Landlord during the Renewal Term shall be the then-prevailing market rate for comparable space in comparable buildings in the vicinity of the Project taking into account the size of the Lease, the length of the renewal term, market escalations, and the credit of Tenant. The Base Rent shall not be reduced by reason of any costs or expenses saved by Landlord by reason of Landlord's not having to find a new tenant for such premises (including, without limitation, brokerage commissions, costs of improvements, rent concessions or lost rental income during any vacancy period).

(c) Landlord shall notify Tenant of its determination of the Base Rent (which shall be made in Landlord's sole discretion) for the Renewal Term, and Tenant shall advise Landlord in writing of any objection within ten (10) days of receipt of Landlord's notice. Failure to respond within the ten (10) day period shall constitute Tenant's rejection of such Base Rent, Tenant's exercise of the Renewal Option shall be deemed withdrawn, and the Lease shall expire or terminate in accordance with its terms. If Tenant affirmatively objects in writing, Landlord and Tenant shall commence negotiations to attempt to agree upon the Base Rent for a period of up to fifteen (15) days after Landlord's receipt of Tenant's objection notice. If (i) Tenant has rejected such Base Rent in writing or (ii) the parties cannot agree after Tenant objects, each acting in good faith but without any obligation to agree, on the Base Rent on or before the end of such fifteen (15) day period, then Tenant's exercise of the Renewal Option shall be deemed withdrawn and the Lease shall expire or terminate in accordance with its terms.

(d) The determination of the Base Rent does not reduce the Tenant's obligation to pay or reimburse Landlord for operating expenses, real estate taxes and assessments, and any other reimbursable or chargeable items as set forth in the Lease, and Tenant shall reimburse and pay Landlord as set forth in the Lease with respect to such items with respect to the Premises during the Renewal Term.

(e) Except for the Base Rent for the Renewal Term as determined above, Tenant's occupancy of the Premises during the Renewal Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the Term; provided, however, Tenant shall have no further right to any allowances, credits or abatements or any options to expand, contract, renew, terminate or extend the Lease.

(f) If Tenant does not give the Renewal Notice within the period set forth above, the Renewal Option shall automatically terminate. Time is of the essence as to the giving of the Renewal Notice.

(g) Landlord shall have no obligation to refurbish or otherwise improve the Premises for the Renewal Term. The Premises shall be tendered on the Renewal Commencement Date in "as-is" condition.

(h) If the Lease is extended for the Renewal Term, then, promptly after the determination of Base Rent in accordance with the terms of this addendum, Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Term and the other provisions applicable thereto.

(i) If Tenant exercises its right to extend the term of the Lease for the Renewal Term pursuant to this addendum and the parties execute the amendment, the term "Term" as used in this Lease, shall be construed to include, when practicable, the Renewal Term except as provided in subparagraph (e) above.

CAP ON CONTROLLABLE OPERATING EXPENSES

Notwithstanding anything to the contrary in the Lease, to the extent the Controllable Operating Expenses (as hereinafter defined) in any year have increased by more than ten percent (10%) per annum, compounded annually on a cumulative basis from the first full calendar year following the Commencement Date and for each full calendar year thereafter (the "Capped Amount"), then Tenant shall only be responsible for the Controllable Operating Expenses for such year up to the Capped Amount as calculated for such calendar year. "Controllable Operating Expenses" shall mean all Operating Expenses, except for insurance premiums and costs, costs in connection with acts of God and adverse weather conditions (including, without limitation, snow removal), cost of unanticipated repairs, costs in connection with compliance with Applicable Laws, utility costs, and repairs or maintenance necessary exclusively as a result of activities of Tenant or its affiliates' employees, contractors, and agents at the Project. Controllable Operating Expenses shall not include Real Property Taxes or Tenant's Property Taxes as set forth in Section 5 of the Lease. Controllable Operating Expenses shall be determined on an aggregate basis and not on an individual basis, and the Capped Amount shall be determined using Controllable Operating Expenses as they have been adjusted for vacancy or usage pursuant to the terms of the Lease.

CAP ON HVAC REPAIR/REPLACEMENT COSTS

As used in this addendum, "Identified HVAC Units" shall collectively mean the following HVAC units which exclusively serve the Premises and exist as of the Commencement Date: (i) Unit #1 identified as a Carrier brand, 8.5 ton unit identified by Model No. 48TND009-601 and Serial No. 1106G50492, (ii) Unit #2 identified as a Carrier brand, 10 ton unit identified by Model No. 48TMD012-A-601 and Serial No. 1306G40591, and (iii) Unit #3 identified as a Carrier brand, 10 ton unit identified by Model No. 580FEV103125AA and Serial No. 0905G40496. For the avoidance of doubt, Tenant expressly acknowledges and agrees that the terms and provisions of this addendum shall only apply to the Identified HVAC Units and no other HVAC units, now or hereafter existing, whether added by Tenant or otherwise.

Pursuant to the terms of the Lease, Tenant is responsible for the maintenance, repair, and replacement of the HVAC System in accordance with the existing terms of the Lease. Notwithstanding such obligation, during the initial Term, Landlord agrees that it shall reimburse Tenant (or, at Landlord's option, pay directly to the HVAC vendor(s)) for any repair and replacement costs to the Identified HVAC Units which are otherwise the obligation of Tenant under the Lease to the extent such repair and replacement costs exceed, expressly excluding the cost of any Service Contract required to be maintained by Tenant in accordance with the Lease, $1,500.00 per unit, per occurrence, on a non-cumulative basis (meaning, as a condition to any Landlord payment obligation pursuant to this addendum, Tenant must seek reimbursement from Landlord as and when such per unit, per occurrence cap has been exceeded and may not delay seeking such reimbursement to a later time), which first occurs from and after the Commencement Date; provided, however, that Landlord shall not be responsible for any costs which are (i) necessitated due to the misuse of, or damages caused by, Tenant or any of Tenant's employees, contractors, agents, subtenants, invitees, or similar parties, or (ii) attributable, directly or indirectly, to the acts, omissions, negligence or willful misconduct of Tenant or any of Tenant's employees, contractors, agents, subtenants, invitees, or similar parties. For the avoidance of doubt, Tenant acknowledges that Tenant's failure to maintain the required Service Contract pursuant to the terms of the Lease is deemed to constitute negligence for purposes of this addendum.

In furtherance of the foregoing and as a condition to any Landlord payment obligation pursuant to this addendum, if any Identified HVAC Unit requires any repair or replacement during the initial Term, as determined by a licensed and qualified HVAC contractor (such recommendation subject to verification by Landlord's own licensed and qualified HVAC contractor), or as otherwise agreed to by Landlord and Tenant, then (i) Tenant shall provide prior written notice to Landlord of the repair or required replacement of the Identified HVAC Unit in question, along with a detailed recommendation from a licensed and qualified HVAC contractor that a specific repair or replacement is required, which recommendation is subject to verification by Landlord, (ii) Tenant shall be required to obtain Landlord's pre-approval of the scope of any repairs and, with respect to a replacement, the brand, make, and model of the proposed replacement HVAC unit, and final budget for the repair and/or removal and replacement project, prior to the actual incurrence of any costs related thereto (it being understood that Landlord shall have final decision-making authority with respect to the same), (iii) Tenant shall permit Landlord, at its option, to undertake and complete any such repair or replacement project, (iv) Tenant shall provide Landlord with all necessary access to the Premises, and shall cooperate with Landlord in all respects, to undertake and complete the repair or removal and replacement project, it being understood that Tenant shall not be entitled to any abatement of rent or claims of any kind against Landlord in connection with any inconvenience or accommodations which are required by Landlord, or in connection with any interference with Tenant's business operations or damage to any of Tenant's property or inventory, as part of the completion of the project, and (v) Tenant, at its sole cost and expense and prior to the commencement of the project, shall promptly remove all personal property, trade fixtures, equipment, office furniture and/or other similar items, if any, as may be required by Landlord for Landlord to undertake and complete the project.

In the event that any Identified HVAC Unit is replaced, then Landlord's obligations under this addendum with respect to such replaced Identified HVAC Unit shall be deemed satisfied in full and the terms and conditions of this addendum with respect to the replacement HVAC unit shall be of no force and effect.

EARLY ACCESS

Tenant shall have the right to enter the Premises ("Early Access") during the period from the date in which the Lease is fully executed (the "Early Access Commencement Date") through May 31, 2019 (the "Early Access Period") for the purpose of preparing the space for Tenant's operations, subject to the following terms and conditions:

1. Tenant's Early Access shall not constitute occupancy for operation of Tenant's business and shall not trigger the Commencement Date.

2. Tenant's Early Access shall be at Tenant's sole risk and Landlord shall have no liability whatsoever in connection with Tenant's Early Access.

3. Tenant and its agents and contractors shall comply with Section 10 of the Lease and all Applicable Laws during the Early Access Period, including obtaining any approvals, permits, or other authorizations required to perform its work within, and operate at, the Premises during the Early Access Period.

4. Tenant shall comply with and be bound by all provisions of the Lease during the Early Access Period, including the obligation to pay all utilities, but excluding the obligation for payment of Base Rent, Operating Expenses, and Real Property Taxes; provided, however, that Tenant shall (i) have paid to Landlord the amounts required pursuant to Section 3 of the Lease, and (ii) deliver to Landlord certificates of insurance for all insurance required to be maintained by Tenant pursuant to Section 8.3.2 of the Lease prior to the commencement of the Early Access Period (and notwithstanding the stated Early Access Commencement Date).

5. Tenant shall not interfere with Landlord or Landlord's contractors completing the Landlord's Work, if any, or any other work within the Premises.

6. Tenant shall indemnify, protect, defend and save Landlord and the Premises harmless from and against any and all liens, liabilities, losses, damages, costs, expenses, demands, actions, causes of action and claims (including, without limitation, attorneys' fees and legal costs) arising out of the Early Access, use, construction, or occupancy of the Premises by Tenant or its agents, employees, contractors, customers, guests, or invitees.

EXHIBIT A

SITE PLAN/PREMISES DEPICTION


Premises
STEWART AVE.
±CAPITAL AVE.

EXHIBIT B

WORK LETTER

(a) **AS-IS Condition**. Tenant shall lease the Premises from Landlord on an "AS-IS" basis, without any representation or warranty of any kind made by Landlord in favor of Tenant and without change or modification thereto of any kind other than the work described in this exhibit.

PROHIBITED USES

The following types of operations and activities are expressly prohibited on the Premises:

1. automobile/truck/forklift maintenance, repair or fueling; except that the basic service and/or preventative maintenance and/or re-fueling of forklifts used at the Premises in the ordinary course of Tenant's business shall be permitted subject to Tenant's full compliance with Applicable Law, the terms of Section 12 in the Lease, the standards established by the National Fire Protection Association, and best practices for the detection, minimization, and mitigation of any release of Hazardous Materials which may occur as a result thereof. The preceding exception is not to be deemed as a consent to the use of any specific Hazardous Materials or an acknowledgment that any release of Hazardous Materials is permitted or otherwise acceptable to Landlord;
2. battery manufacturing or reclamation;
3. ceramics and jewelry manufacturing or finishing;
4. chemical (organic or inorganic) storage, use or manufacturing;
5. drum recycling;
6. dry cleaning;
7. electronic components manufacturing;
8. electroplating and metal finishing;
9. explosives manufacturing, use or storage;
10. hazardous waste treatment, storage, or disposal;
11. leather production, tanning or finishing;
12. machinery and tool manufacturing;
13. medical equipment manufacturing and hospitals;
14. metal shredding, recycling or reclamation;
15. metal smelting and refining;
16. mining;
17. paint, pigment and coating operations;
18. petroleum refining;
19. plastic and synthetic materials manufacturing;
20. solvent reclamation;
21. tire and rubber manufacturing;
22. above- and/or underground storage tanks;
23. fertilizer storage;
24. residential use or occupancy;
25. auctions of any type;
26. retail sales of any type; and
27. tire storage.

RULES AND REGULATIONS

1. No automobile, recreational vehicle or any other type of vehicle or equipment shall remain upon the Common Area longer than seventy-two (72) hours and no vehicle or equipment of any kind shall be dismantled or repaired or serviced on the Common Area. All vehicle parking shall be restricted to areas designated and marked for vehicle parking. The foregoing restrictions shall not be deemed to prevent temporary parking for loading or unloading of vehicles in designated areas.

2. Signs will conform to sign standards and criteria established from time to time by Landlord. No other signs, placards, pictures, advertisements, names or notices shall be inscribed, displayed or printed or affixed on or to any part of the outside or inside of the building without the written consent of Landlord and Landlord shall have the right to remove any such non-conforming signs, placards, pictures, advertisements, names or notices without notice to and at the expense of Tenant.

3. No antenna, aerial, discs, dishes or other such device shall be erected on the roof or exterior walls of the Premises, or on the grounds, without the written consent of the Landlord in each instance. Any device so installed without such written consent shall be subject to removal without notice at any time.

4. No loud speakers, televisions, phonographs, radios or other devices shall be used in a manner so as to be heard or seen outside of the Premises without the prior written consent of the Landlord.

5. The outside areas immediately adjoining the Premises shall be kept clean and free from dirt and rubbish by the Tenant to the satisfaction of Landlord and Tenant shall not place or permit any obstruction or materials in such areas or permit any work to be performed outside the Premises.

6. No open storage shall be permitted in the Project.

7. All garbage and refuse shall be placed in containers placed at the location designated for refuse collection, in the manner specified by Landlord.

8. No vending machine or machines of any description shall be installed, maintained or operated upon the Common Area.

9. Tenant shall not disturb, solicit, or canvass any occupant of the building and shall cooperate to prevent same.

10. No noxious or offensive trade or activity shall be carried on upon any units or any part of the Common Area nor shall anything be done thereon which would in any way interfere with the quiet enjoyment of each of the other tenants of the Project or which would increase the rate of insurance or overburden utility facilities from time to time existing in the Project.

11. Landlord reserves the right to make such amendments to these rules and regulations from time to time as are nondiscriminatory and not inconsistent with the Lease.

MINIMUM HVAC SYSTEM SERVICE CONTRACT REQUIREMENTS

The Service Contract must become effective within thirty (30) days of occupancy, and service visits shall be performed on a quarterly basis. The Service Contract must cover all hot water, heating, and air conditioning systems and equipment within or exclusively serving the Premises. Landlord requires that the qualified HVAC contractor include the following items as part of such maintenance contract:

1. Adjust belt tension;
2. Lubricate all moving parts, as necessary;
3. Inspect and adjust all temperature and safety controls;
4. Check refrigeration system for leaks and operation;
5. Check refrigeration system for moisture;
6. Inspect compressor oil level and crank case heaters;
7. Check head pressure, suction pressure and oil pressure;
8. Inspect air filters and replace when necessary;
9. Check space conditions;
10. Check condensate drains and drain pans and clean, if necessary;
11. Inspect and adjust all valves;
12. Check and adjust dampers;
13. Run machine through complete cycle.

If Landlord shall permit Tenant to construct any initial tenant improvements in the Premises or to have any work performed in the Premises at any time prior to or during the Term by a contractor retained by Tenant, including, without limitation, the installation of Tenant's Trade Fixtures or the construction of any Alterations in accordance with Section 10 of the Lease (the "Tenant's Improvements"), then Tenant shall comply with the requirements set forth herein. The Tenant's Improvements shall not be properly authorized unless and until Tenant receives express written approval and consent from Landlord for such work, which consent shall be conditioned upon Tenant's compliance with the provisions set forth herein and any other applicable requirements of Landlord regarding construction of the Tenant's Improvements.

1. SUBMITTAL OF PLANS.

(a) Prior to the commencement of the Tenant's Improvements, Tenant shall submit to Landlord for approval its proposed plans for such work. Without limiting the foregoing, Tenant shall, at its sole cost and expense, provide to Landlord the following:

(i) A schedule of all work to be performed.

(ii) A separate scale drawing denoting all proposed construction and/or demolition, including specific dimensions for and complete references to such work.

(iii) A separate drawing for each trade proposing structural, electrical, mechanical, civil or landscaping modifications.

(iv) If adding extra electrical or mechanical equipment, complete operating and maintenance specifications for each item.

(b) Landlord's failure to respond to a written request from Tenant shall be deemed to be Landlord's disapproval of the applicable request for approval hereunder.

2. BUILDING PERMITS. Prior to commencing any of the Tenant's Improvements requiring any permit under Applicable Law, Tenant shall provide Landlord with copies of all permits secured in connection with any of the Tenant's Improvements, along with the plans submitted in connection with such permits. Upon completion of the Tenant's Improvements, Tenant shall provide copies of the final inspection, a certification of occupancy to the extent require under Applicable Law, and a notice of completion.

3. CONTRACTORS PROVIDING TENANT IMPROVEMENT SERVICES.

(a) All contractors and subcontractors employed by Tenant shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld.

(b) Tenant shall provide Landlord with a list of each contractor and sub-contractor, along with such contractor's or sub-contractor's address, contact information, and contact person. Each contractor and subcontractor employed by Tenant shall be duly licensed in the state in which the Premises are located and shall provide proof of licensing as a general or specialty contractor in accordance with such state's laws. Additionally, each contractor or sub-contractor shall furnish proof of licensing in the city or municipality in which the construction related activity is to take place (to the extent licensing is required by Applicable Law).

(c) Tenant and Tenant's contractors and subcontractors shall comply with all Applicable Laws pertaining to the performance of the Tenant's Improvements and all applicable safety regulations established by

Landlord or Landlord's contractor. If state law requires Tenant to employ the services of a general contractor in addition to contractors for specialty work being performed, Tenant shall comply with such state law in all respects.

(d) Prior to the commencement of the Tenant's Improvements, Tenant and Tenant's contractors and subcontractors shall have a signed contract in place, which contract shall contain an indemnification section indemnifying Landlord and shall list the insurance requirements to be followed. Each of Tenant's contractors and subcontractors shall obtain and keep in force at all times the following insurance in the following coverage amounts and Tenant shall obtain and provide to Landlord a certificate of insurance evidencing the same:

(i) Commercial General Liability with a $2,000,000 Combined Single Limit covering the liability of Landlord and contractor for bodily injury and property damage arising as a result of the construction of the improvements and the services performed thereunder. The insurance certificate shall be submitted to Landlord for approval and all General Liability insurance policies shall name Landlord, Landlord's lender, if any, and any property management company of Landlord for the Premises as additional insureds.

(ii) Business Automobile Liability with a $2,000,000 Combined Single Limit covering Landlord and vehicles used by contractor (and any subcontractor) in connection with the construction of the improvements.

(iii) Workers' Compensation and Employer's Liability as required by law, for employees of the contractor (and any subcontractors) performing work on the Premises.

(e) The following requirements shall be incorporated as "Special Conditions" into the contract between Tenant and Tenant's contractors and a copy of the contract shall be furnished to Landlord prior to the commencement of the Tenant's Improvements:

(i) Prior to the commencement of the Tenant's Improvements, Tenant's contractor shall provide Landlord with a construction schedule in "bar graph" form indicating the completion dates of all phases of the Tenant's Improvements.

(ii) Tenant's contractor shall be responsible for the repair, replacement and clean-up of any damage done to the Premises and other contractors' work, which specifically includes access ways to the Premises which may be concurrently used by others.

(iii) Tenant's contractor shall accept the Premises prior to starting any trenching operations. Any rework of sub-base or compaction required after the contractor's initial acceptance of the Premises shall be done by Tenant's contractor, which shall include the removal from the Project of any excess dirt or debris.

(iv) Tenant's contractor shall contain its storage of materials and its operations within the Premises and such other space as it may be assigned by Landlord or Landlord's contractor. Should Tenant's contractor be assigned space outside the Premises, it shall move to such other space as Landlord or Landlord's contractor shall direct from time to time to avoid interference or delays with other work.

(v) Tenant's contractor shall clean up the construction area and surrounding exterior areas daily. All trash, demolition materials and surplus construction materials shall be stored within the Premises and promptly removed from the Premises and the Project and disposed of at an approved sanitation site.

(vi) Tenant's contractor shall provide temporary utilities, portable toilet facilities, and potable drinking water as required for its work within the Premises and shall pay to Landlord or Landlord's contractor the cost of any temporary utilities and facilities provided by Landlord or Landlord's contractor at Tenant's contractor's request.

(vii) Tenant's contractor shall notify Landlord or Landlord's project manager of any planned work to be done on weekends or other than normal job hours.

(viii) Tenant's contractor or subcontractors shall not post signs on any part of the Project or on the Premises.

(f) Upon completion of the project, Tenant shall provide Landlord with a set of "As-Built" drawings for any work performed to the Premises.

4. COSTS.

(a) Tenant shall promptly pay any and all costs and expenses in connection with or arising out of the performance of the Tenant's Improvements (including the costs of permits therefore) and shall furnish to Landlord evidence of such payment upon request.

(b) Except with respect to the initial Tenant's Improvements to the Premises in connection with Tenant's preparation of the Premises at the beginning of the Term, Tenant shall reimburse Landlord for all reasonable costs which Landlord may reasonably incur in connection with granting approval to Tenant for any other alteration and/or addition, including any costs or expenses which Landlord may incur in electing to have outside architects and engineers review said matters, it being the express understanding of the parties that Tenant shall not be responsible for any construction management fees to Landlord with respect to the initial Tenant's Improvements to the Premises in connection with Tenant's preparation of the Premises at the beginning of the Term. With respect to all Tenant's Improvements, however, Tenant shall pay Landlord an amount not to exceed $1,200.00 of the total hard costs of construction and installation of the Tenant's Improvements as compensation to Landlord for review of plans, use of facilities and other miscellaneous costs of Landlord incurred as a result of such work.

5. CONTRACTOR'S BONDS. Prior to the commencement of construction, Tenant shall, if required by Landlord, obtain or cause its contractors to obtain payment and performance bonds covering the faithful performance of the contract for the construction of the Tenant's Improvements and the payment of all obligations arising thereunder and shall furnish to Landlord evidence of such bonds upon request. In the alternative, and at Landlord's option, Tenant may appoint Landlord as its contractor, and in so doing, Tenant shall deposit with the Landlord a sum of money equal to the entire amount of the estimated construction costs of the Tenant's Improvements. If Tenant deposits with Landlord monies for such construction costs, it is agreed that Landlord will not be placed in a fiduciary capacity as a trustee, or any other fiduciary title, for the sums of monies in Landlord's possession. Tenant agrees to hold Landlord harmless from any and all claims, for workmanship and installation of the Tenant's Improvements, and for merchantability and quality of goods used for the installation of the Tenant's Improvements, as are requested by Tenant. Any bonds obtained pursuant hereto shall be for the mutual benefit of both Landlord and Tenant as obligees and beneficiaries.

6. BUILDING STANDARDS. All work shall (a) be performed during Landlord's designated hours for construction work, (b) conform to Landlord's established rules (including clean up rules), regulations, building standards and specifications, (c) not interfere with any other tenant of Landlord, nor block any access points, and (d) comply with any CC&Rs and all laws, rules and regulations. Tenant is required to make these standards part of the construction contract.

7. ROOF PENETRATIONS. If improvements penetrate the roof membrane, the penetrations will be sealed per Landlord or Landlord's consultant's roofing specifications and inspected by Landlord or Landlord's consultant to maintain the roof warranty. The cost of inspection and all corrective work shall be borne by Tenant. Tenant shall use Landlord's original roofing contractor for any inspection or work to be done on the roof of the Building.

8. BUILDING MODIFICATIONS. All approved work shall only be constructed within the confines of the Premises or such other space as Landlord may designate in its sole discretion. Tenant shall not be allowed to modify the Building exterior or any mechanical or electrical services provided to the Building in common with other tenants.

9. ELECTRICAL WORK. All electrical work shall only be approved for the electrical panels located within the Premises. Additional service requirements shall be secured only by direction of Landlord.

10. CLEAN UP AND DISPOSAL OF CONSTRUCTION DEBRIS. Tenant shall comply with Landlord's rules regarding clean up. Building trash containers are provided for office generated trash only and are not to be used for the disposal of construction-related materials and debris. Unapproved usage will result in a penalty assessment to the Tenant equal to the cost of an extra pick-up service as determined under the current rate schedule of the regular trash removal service.

11. LANDLORD'S RIGHTS. Landlord reserves the following rights: (i) the right of inspection prior to, during and at completion of all construction and/or demolition; (ii) the right to post and record a notice of nonresponsibility in conformity with the laws of the state in which the Premises are located; and (iii) the right to order a total stop to all work underway for non-compliance with any of the requirements hereof.

12. GENERAL PROVISIONS.

(a) All materials, work, installations and decorations of any nature whatsoever brought on or installed in the Premises before the commencement of the Term or throughout the Term shall be at Tenant's risk, and neither Landlord nor any party acting on Landlord's behalf shall be responsible for any damage thereto or loss or destruction thereof due to any reason or cause whatsoever.

(b) Nothing contained herein shall make or constitute Tenant as the agent of Landlord.

EXHIBIT G

TENANT ESTOPPEL CERTIFICATE

To: [Insert name of party to rely on document] ("Relying Party")

____

____

____

Attn: __________________________________

Re: Lease Dated:____________________________________
Current Landlord:_________________________________
Current Tenant:__________________________________
Square Feet: Approximately ______________________
Floor(s):_______________________________________
Located at:_____________________________________

("Tenant") hereby certifies that as of ______________, 201_:

1. Tenant is the present owner and holder of the tenant's interest under the lease described above, as it may be amended to date (the "Lease") with _________________ as Landlord (who is called "Landlord" for the purposes of this Certificate). (USE THE NEXT SENTENCE IF THE LANDLORD OR TENANT NAMED IN THE LEASE IS A PREDECESSOR TO THE CURRENT LANDLORD OR TENANT.) [The original landlord under the Lease was _________________, and the original tenant under the Lease was _________________.] The Lease covers the premises commonly known as __________________ (the "Premises") in the building (the "Building") at the address set forth above.

2. (a) The attached Exhibit A accurately identifies the Lease and all modifications, amendments, supplements, side letters, addenda and riders of and to it.

(b) The term of the Lease commenced on ____________, 201_ and will expire on ______________, ______, including any presently exercised option or renewal term.

(c) Tenant has no option or right to renew, extend or cancel the Lease, or to lease additional space in the Premises or Building, or to use any parking, except as set forth in ______________________.

(d) Tenant has no option or preferential right to purchase all or any part of the Premises (or the land of which the Premises are a part) except ______________________. Tenant has no right or interest with respect to the Premises or the Building other than as Tenant under the Lease.

(e) The annual minimum rent currently payable under the Lease is $____________ and such rent has been paid through ____________, 201_.

(f) Additional rent [is/is not] payable under the Lease for (i) operating, maintenance or repair expenses, and (ii) property taxes. Such additional rent has been paid in accordance with Landlord's rendered bills through ____________, 201_.

(g) Tenant has made no agreement with Landlord or any agent, representative or employee of Landlord concerning free rent, partial rent, rebate of rental payments or any other similar rent concession (IF APPLICABLE) [except as expressly set forth in Sections(s) ______ of the Lease (copy attached)].

(h) Landlord currently holds a security deposit in the amount of $__________ which is to be applied by Landlord or returned to Tenant in accordance with Section(s) _____ of the Lease. Tenant acknowledges and agrees that Relying Party shall have no responsibility or liability for any security deposit, except to the extent that any security deposit shall have been actually received by Relying Party.

3. (a) The Lease constitutes the entire agreement between Tenant and Landlord with respect to the Premises, has not been modified changed, altered or amended and is in full force and effect in the form (CHOOSE ONE) [attached as/described in] Exhibit A. There are no other agreements, written or oral, which affect Tenant's occupancy of the Premises.

(b) All insurance required of Tenant under the Lease has been provided by Tenant and all premiums have been paid.

(c) To the best knowledge of Tenant, no party is in default under the Lease. To the best knowledge of Tenant, no event has occurred which, with the giving of notice or passage of time, or both, would constitute such a default.

(d) The interest of Tenant in the Lease has not been assigned or encumbered. Tenant is not entitled to any credit against any rent or other charge or rent concession under the Lease except as set forth in the Lease. No rental payments have been made more than one month in advance.

4. All contributions required to be paid by Landlord to date for improvements to the Premises have been paid in full and all of Landlord's obligations with respect to tenant improvements have been fully performed. Tenant has accepted the Premises, subject to no conditions other than those set forth in the Lease.

5. Neither Tenant nor any guarantor of Tenant's obligations under the Lease is the subject of any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships.

6. (a) As used here, "Hazardous Substance" means any substance, material or waste (including petroleum and petroleum products) which is designated, classified or regulated as being "toxic" or "hazardous" or a "pollutant" or which is similarly designated, classified or regulated, under any federal, state or local law, regulation or ordinance.

(b) Tenant represents and warrants that it has not used, generated, released, discharged, stored or disposed of any Hazardous Substances on, under, in or about the Building or the land on which the Building is located (IF APPLICABLE) [, other than Hazardous Substances used in the ordinary and commercially reasonable course of Tenant's business in compliance with all applicable laws]. (IF APPLICABLE) [Except for such commercially reasonable use by Tenant,] Tenant has no actual knowledge that any Hazardous Substance is present, or has been used, generated, released, discharged, stored or disposed of by any party, on, under, in or about such Building or land.

7. Tenant hereby acknowledges that Landlord intends to [discuss action to be taken vis-a-vis Relying Party]. Tenant acknowledges the right of Landlord, Relying Party and any and all of Landlord's present and future lenders and their successors and assigns to rely upon the statements and representations of Tenant contained in this Certificate and further acknowledges that any action taken by such parties will be made and entered into in material reliance on this Certificate.

8. Tenant hereby agrees to furnish Relying Party with such other and further estoppel as Relying Party may reasonably request.

_______________________________________,
a _______________________________________

By: _____________________________________
Name: ___________________________________
Title: ____________________________________

EXHIBIT H

MOVE-OUT CONDITIONS

With respect to Section 18.9.2 of the Lease, Tenant shall surrender the Premises in the same condition as received, ordinary wear and tear and damage by fire or casualty excepted. The following list is designed to assist Tenant in the move-out procedures but is not intended to be all inclusive.

1. All lighting is to be placed into good working order. This includes replacement of bulbs, ballasts, and lenses as needed.

2. All truck doors and dock levelers shall be serviced and placed in good operating order. This would include the necessary replacement of any dented truck door panels and adjustment of door tension to insure proper operation. All door panels which are replaced need to be painted to match the building standard.

3. All structural steel columns in the warehouse and office shall be inspected for damage. Repairs of this nature should be pre-approved by the Landlord prior to implementation.

4. Heating/air-conditioning systems should be placed in good working order, including the necessary replacement of any parts to return the unit to a well-maintained condition. This includes warehouse heaters and exhaust fans. Upon move-out, Landlord will have an exit inspection performed by a certified mechanical contractor to determine the condition.

5. All holes in the sheetrock walls should be repaired prior to move-out.

6. Facilities should be returned in a clean condition which would include cleaning of the coffee bar, restroom areas, windows, and other portions of the Premises.

7. The warehouse should be in a clean condition with all inventory and racking removed and the warehouse floor mechanically cleaned if necessary. There should be no protrusion of anchors from the warehouse floor and all holes should be appropriately patched. If machinery/equipment is removed, the electrical lines should be properly terminated at the nearest junction box.

8. All exterior windows with cracks or breakage should be replaced.

9. The Tenant shall provide to Landlord the keys for all locks on the Premises, including front doors, rear doors, and interior doors.

10. All electrical systems should be in good working order, including the water heater. Faucets and toilets should not leak.

11. All plumbing fixtures should be in a safe condition that conforms to code. Bare wires and dangerous installations should be corrected prior to move-out.

12. All dock bumpers must be left in place and well secured.